APPENDIX I



                                   FORM OF
                          AMENDMENT AND RESTATEMENT
                            DATED FEBRUARY 8, 1995
                                    OF THE
                         AGREEMENT AND PLAN OF MERGER
                         DATED AS OF OCTOBER 12, 1994
                                    AMONG



                      LIBERTY FINANCIAL COMPANIES, INC.
                    (to be renamed "LFC HOLDINGS, INC."),
                                NEW LFC, INC.
             (to be renamed "LIBERTY FINANCIAL COMPANIES, INC."),
                           APPLE MERGER CORPORATION
                                     AND
                           THE COLONIAL GROUP, INC.



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                          AMENDMENT AND RESTATEMENT
                         DATED AS OF FEBRUARY 8, 1995
                                    OF THE
                         AGREEMENT AND PLAN OF MERGER
                         DATED AS OF OCTOBER 12, 1994
                                    AMONG
                      LIBERTY FINANCIAL COMPANIES, INC.,
                   A MASSACHUSETTS CORPORATION ("PARENT"),
                     (TO BE RENAMED "LFC HOLDINGS, INC.")
                                 NEW LFC INC.
                       A MASSACHUSETTS CORPORATION AND
                         A WHOLLY-OWNED SUBSIDIARY OF
                                PARENT ("LFC")
             (TO BE RENAMED "LIBERTY FINANCIAL COMPANIES, INC."),
                          APPLE MERGER CORPORATION,
         A MASSACHUSETTS CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF
                                 LFC ("SUB"),
                                     AND
                          THE COLONIAL GROUP, INC.,
                 A MASSACHUSETTS CORPORATION (THE "COMPANY").



WHEREAS, as of October 12, 1994 Parent, Liberty Apple Corporation (under its former name "Apple Merger Corporation") ("LAC") and the Company executed and delivered an Agreement and Plan of Merger (as amended by Amendment No. 1 thereto dated October 24, 1994, the "Original Agreement"), pursuant to which the Company was to be merged with and into LAC and LAC was to remain a wholly- owned direct subsidiary of Parent;


WHEREAS, Parent and the Company desire to revise the structure of the transactions contemplated by the Original Agreement (such revised structure to include that LAC shall cease to be a party to this Agreement and that each of LFC and Sub shall become a party to this Agreement) so that Sub shall be merged with and into the Company and the Company shall become and remain a wholly owned direct subsidiary of LFC (the "Merger");


WHEREAS, immediately prior to the Merger, Parent will contribute all of its assets and liabilities (other than the 1,000 issued and outstanding shares of LFC's common stock held by Parent) to LFC and will change its name to "LFC Holdings, Inc.," and LFC will change its name to "Liberty Financial Companies, Inc";



WHEREAS, in connection therewith, Parent, LFC, Sub and the Company desire that the Original Agreement be amended and, as so amended, restated in its entirety in the form of this Agreement; and



WHEREAS, Parent, LFC, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;


NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                  ARTICLE I
                                  THE MERGER


Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Law (the "MBCL"), Sub



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shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and Company shall continue as the surviving corporation (the "Surviving Corporation"). The purposes of the Surviving Corporation are to conduct the businesses theretofore conducted by the Company, and to conduct such other lawful business activities which from time to time may be carried on by a corporation organized under the MBCL (whether not related to those referred to above), all as specified in the articles of organization of the Surviving Corporation.



Section 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 1:00 p.m. on the fourth business day following the date on which the last to be fulfilled or waived of the conditions set forth in Section 6.1, subsection (c) of Section 6.2 and subsections (c) through (e) of Section 6.3 shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Choate, Hall & Stewart, 53 State Street, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.


Section 1.3. Effective Time.


    (a) Filings. The parties hereto will file with the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Secretary of State") on the date of the Closing (or on such other date as LFC and the Company may agree) duly prepared and executed articles of merger in accordance with the relevant provisions of the MBCL. The Merger shall become effective upon the filing of the articles of merger with the Massachusetts Secretary of State or at such later time as is specified in the articles of merger (the "Effective Time").



    (b) Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 10,000,000 shares of Class A Common Stock, par value $.01 per share ("Parent Class A Common Stock"), 1,000,000 shares of Class B Common Stock, par value $.01 per share ("Parent Class B Common Stock;" together with the Parent Class A Common Stock, the "Parent Common Stock"), and 1,000,000 shares of preferred stock, $.01 par value ("Parent Preferred Stock"). Nine million shares of Parent Class A Common Stock held by Liberty Mutual Equity Corporation ("LMEC"), a wholly owned subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual"), an aggregate of 1,300 shares of Parent Class B Common Stock held by two individuals and no shares of Parent Preferred Stock are issued and outstanding as of the date hereof. As of the date hereof, the authorized capital stock of LFC consists of 200,000 shares of common stock, $.01 par value. One thousand of such shares are issued and outstanding, all of which are held by Parent. Immediately prior to the Effective Time, LFC will amend and restate its Articles of Organization by filing and causing to become effective with the Massachusetts Secretary of State Amended and Restated Articles of Organization substantially in the form of Exhibit A hereto. The effects of the amendments to LFC's Articles of Organization made thereby will include, inter alia, that the authorized capital stock of LFC shall be changed to become 100,000,000 shares of Common Stock, $.01 par value ("New Common Stock"), and 10,000,000 shares of preferred stock, $.01 par value. Thereafter, but prior to the Effective Time, LFC will file and cause to become effective with the Massachusetts Secretary of State pursuant to Section 26 of the MBCL a certificate of designation in substantially the form of Exhibit B hereto providing the preferences, voting powers, qualifications, special and relative rights and privileges and other terms of the LFC's Series A Convertible Preferred Stock, $.01 par value ("New Preferred Stock").



    (c) Parent Contribution. Immediately prior to the Effective Time, Parent shall contribute all of its assets and liabilities (other than 1,000 issued and outstanding shares of LFC's common stock, $.01 par value, held by Parent) to LFC in return for a distribution of (i) 22,812,200 additional shares of New Common Stock and (ii) the LFC Note. "LFC Note" shall mean a Note to be issued to Parent by LFC substantially contemporaneously with such contribution in the principal amount of $30,000,000, bearing interest, payable semi-annually, at 8.0% per annum and due (without scheduled mandatory prepayments) on the fifth anniversary of the Closing Date. Such contribution, and the assumption by LFC in connection therewith of all of the liabilities and obligations of Parent (including, without limitation,



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


the liabilities and obligations of Parent pertaining to Parent's stock option and other benefit plans), is hereinafter referred to as the "Parent Contribution." It is intended that the Parent Contribution, together with the exchange of stock by stockholders of the Company pursuant to the Merger shall constitute an integrated transaction consisting of a transfer of property in exchange for stock described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). At the Effective Time, LFC shall exchange with each holder of Parent Class B Common Stock as of the date hereof, as part of such integrated transaction, 2.5348 shares of New Common Stock for each share of Parent Class B Common Stock held by such holder (with any fractional share otherwise issuable in such exchange being eliminated for cash at a rate of $40.00 per share of New Common Stock). Immediately following the Parent Contribution, and substantially contemporaneously with the Effective Time, Parent shall be liquidated (the "Parent Liquidation"), and all of its assets shall be distributed to its sole shareholder at such time, LMEC. Parent intends that the Parent Liquidation shall constitute reorganization within the meaning of Section 368(a) of the Code.


Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 80 of the MBCL. Without limiting the generality of the foregoing, and subject to the MBCL, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Articles of Organization; By-laws.


    (a) A complete and correct copy of the Articles of Organization of Sub, as in effect on the date of this Agreement, have been delivered to the Company, and the same (except for retention of the Company's existing name, "The Colonial Group, Inc.," to be effected by the filing of the articles of merger) shall be the Articles of Organization of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.



    (b) A complete and correct copy of the By-laws of Sub, as in effect on the date of this Agreement, have been delivered to the Company, and the same (reflecting the retention of the Company's existing name) shall be the By-Laws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.



Section 1.6. Directors. The directors of the Surviving Corporation from and after the Effective Time shall be seven individuals, consisting of John A. McNeice, Jr., C. Herbert Emilson, Harold W. Cogger and four other individuals designated by LFC prior to the Closing Date, each of whom shall serve until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.


Section 1.7. Officers. The officers of the Surviving Corporation from and after the Effective Time shall be those individuals who are the officers of the Company immediately prior to the Effective Time, who shall hold the respective offices of the Surviving Corporation as such individuals immediately theretofore held of the Company (except that Harold W. Cogger shall thereupon become President and Chief Executive Officer of the Surviving Corporation in lieu of John A. McNeice, Jr., and that Davey S. Scoon shall thereupon become Executive Vice President and Chief Operating Officer, and Arthur O. Stern shall become Executive Vice President--Legal and Compliance, of the Surviving Corporation), and who shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II
                    EFFECT OF THE MERGER ON THE SECURITIES
                       OF THE CONSTITUENT CORPORATIONS

Section 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of (i) the holders of any shares of the Company's Class A Common Stock, par value $.10 per share ("Company Class A Common Stock"), and the Company's Class B Common Stock

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
par value $.10 per share ("Company Class B Common Stock;" together with the Company Class A Common Stock, the "Common Stock"), or any other shares of capital stock of the Company, or (ii) the holders of any shares of capital stock of Sub, all issued and outstanding shares of capital stock of the Company and Sub shall be converted or canceled, as the case may be, as follows:

    (a) Authorized Stock of Surviving Corporation; Exchange of Common Stock of Sub. The total number of shares which the Surviving Corporation shall be authorized to issue is 1,000 shares of common stock, $.01 par value. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.


    (b) Cancellation of Treasury Stock and Parent-Owned Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or by any subsidiary of the Company or by Parent, LFC, Sub or any other subsidiary of Parent (other than shares in trust accounts (including, but not limited to, an employee stock ownership trust or plan), managed accounts, custodial accounts and the like that are beneficially owned by third parties and shares held in the ordinary course of business by subsidiaries of the Company or Parent that are insurance companies or broker-dealers) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.


    (c) Conversion of Common Stock.
        (I) Subject to the next following sentence, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and other than Dissenting Common Shares (as defined in Section 2.1(d)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of New Common Stock. Each holder of shares of Common Stock will receive shares of New Common Stock, as set forth above, unless and to the extent such shareholder affirmatively elects in accordance with the procedures set forth below, instead of New Common Stock, the right to receive either:

      (i) $40.00 in cash for each share of Common Stock held by such shareholder (the aggregate amount of all such cash paid, the "Cash Consideration"); or


      (ii) 0.77 validly issued, fully paid and non-assessable shares of New Preferred Stock, for each share of Common Stock held by such shareholder.
In the event that no holder of Common Stock elects either option set forth above, then the maximum number of shares of New Common Stock issuable to holders of Common Stock would be an amount equal to the sum of (i) 7,354,863 plus (i) the amount of shares of Common Stock issued from and after the date of the Original Agreement in accordance with Section 4.1(a)(ii).



      (II) The Company will send to each holder of Common Stock on the record date for the Stockholders Meeting (as hereinafter defined) a letter of transmittal and an election form (collectively, the "Election Form") and other appropriate materials which shall offer to the holder the opportunity to make the election to receive Cash Consideration or New Preferred Stock. An election by a holder of shares of Common Stock to receive the Cash Consideration or the New Preferred Stock shall have been duly made only if the Paying Agent (as hereinafter defined) shall have received by 5:00 p.m., New York City time, on the day which is one business day prior to the Stockholders Meeting (the "Election Deadline"), an Election Form properly completed and duly executed by such holder (with the signature or signatures thereon guaranteed if required by the Election Form) accompanied either by the certificate or certificates representing all of the Common Stock covered by such Election Form, duly endorsed or otherwise acceptable for transfer on the books of the Company, or by an appropriate guaranty of delivery of such certificate or certificates in the form customarily used in transactions of this nature from a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States (provided such certificate is or certificates are in fact delivered by the time set forth in such guaranty of delivery). Reference is made to paragraph VII of this
Section 2.1(c), pertaining to an additional election available to holders who elect to receive New Preferred Stock. LFC shall have the right to make reasonable determinations and to



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
establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Paying Agent in its determination as to the validity of Election Forms and of any revisions, revocation or withdrawal thereof.


      (III) Two or more holders of Common Stock who are determined to own constructively the Common Stock owned by each other by virtue of Section 318(a) of the Code and who so certify to the LFC's satisfaction, and any single holder of Common Stock who holds his or her Common Stock in two or more different names and who so certifies to the Parent's satisfaction, may submit a joint Election Form covering the aggregate Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of Common Stock.



      (IV) Record holders of Common Stock who are nominees only may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that at the request of the LFC, such record holder shall certify to the satisfaction of the LFC that such record holder holds such Common Stock as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Election Form is submitted will be treated as a separate holder of Common Stock, subject, however, to the immediately preceding paragraph (III) dealing with joint Election Forms.


      (V) Any holder of Common Stock who has made an election by submitting an Election Form to the Paying Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and duly executed, that is received by the Paying Agent prior to the Election Deadline. Any holder of Common Stock may at any time prior to the Election Deadline revoke his or her election and withdraw his or her certificates deposited with the Paying Agent by written notice to the Paying Agent received at any time prior to the Election Deadline.

      (VI) A Shareholder who elects to receive Cash Consideration pursuant to clause (i) of the second sentence of Section 2.1(c)(I) may not also elect to receive New Preferred Stock pursuant to clause (ii) thereof, and vice versa. Subject to the foregoing, shareholders may elect the right to receive the consideration set forth in either said clause (i) or clause (ii) for all or a specified whole number of the total shares of Common Stock held by them; provided, however, that, in the event that the number of shares of Common Stock for which the election set forth (A) in said clause (i) would result in an aggregate Cash Consideration being paid in excess of $100 million or (B) in said clause (ii) would result in the issuance of more than 1,040,000 shares of New Preferred Stock, then, in either such case, the number of shares of Common Stock subject to an election to receive the right to such consideration shall be reduced ratably, based on the number of shares of Common Stock elected to be so treated by each holder making such election and on a whole Common Stock share basis, until the aggregate Cash Consideration being paid no longer exceeds $100 million and/or the number of shares of New Preferred Stock to be issued no longer exceeds 1,040,000, respectively. Each share of Common Stock not receiving the consideration for which an election was made as a result of any such reduction shall be converted into the right to receive one share of New Common Stock pursuant to the provisions of this
Section 2.1(c).


      (VII) Each holder of Common Stock who duly elects to receive New Preferred Stock in accordance with the preceding provisions of this Section 2.1(c) shall also be entitled, but shall not be obligated to become a party to the Stockholders Agreement among LFC, Liberty Mutual and those other holders making this election in substantially the form attached as Exhibit C hereto (the "Stockholders Agreement"). The Election Form shall contain provisions for such election, which shall have been duly made only if such provisions of the Election Form are properly completed by such holder. The Election Form (or the other materials referred to in this first sentence of Section 2.1(c)(II)) will provide for an appropriate mechanism for holders making such election to become a party to the Stockholders Agreement.


      (VIII) The number of shares of New Common Stock issuable in exchange for each share of Common Stock as set forth in the first sentence of Section 2.1(c)(I), the amount of cash payable for each share of Common Stock as set forth in clause (i) of the second sentence of said Section 2.1(c)(I)

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and the number of shares of New Preferred Stock issuable in exchange for each share of Common Stock as set forth in clause (ii) of the second sentence of said Section 2.1(c)(I) (collectively, the "Consideration") shall each be subject to reduction by an identical proportion, in accordance with the formula set forth below, if the Company's Specified Assets Under Management (as hereinafter defined) as of 4:00 p.m. Boston time (the "Close of Business") on the date which is two business days prior to the Closing Date (the "Adjustment Date") do not exceed 85% of such Specified Assets Under Management at the Close of Business on the date of the Original Agreement, after factoring out market fluctuations of the values of portfolio assets (positive or negative) between such dates. If such Specified Assets Under Management at the Close of Business on the Adjustment Date do not exceed 85% of the Specified Assets Under Management at the Close of Business on the date of the Original Agreement, after factoring out market fluctuations of portfolio assets (positive or negative) between such times, then each of the three elements of the Consideration shall be reduced pursuant to this Section 2.1(c)(VIII) by multiplying the applicable exchange ratio or dollar amount by a fraction (x) the numerator of which equals the lesser of (A) 17.5 or (B) the difference between (i) 92.5 and (ii) the number representing the ratio, expressed as a percentage, of such Specified Assets Under Management as of the Close of Business on the Adjustment Date to such Specified Assets Under Management as of the Close of Business on the date of the Original Agreement, after factoring out market fluctuations of the values of portfolio assets (positive or negative) between such times (such percentage being referred to hereinafter as the "Adjustment Percentage") and (y) the denominator of which is 92.5; provided, however, that if the Adjustment Percentage is less than 75%, then this Agreement may be terminated pursuant to Section 7.1(c) at the election of Parent. "Specified Assets Under Management" means, as of each time at which the amount thereof is to be determined, the sum of (i) the aggregate of the net assets of the open-end investment companies registered as such under the 1940 Act to which the Company or any of its subsidiaries serves as an investment adviser or sub-adviser, calculated in accordance with the 1940 Act (as defined below) and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder, plus (ii) the aggregate of the net assets of other investment management clients for which the Company or any of its subsidiaries serves as investment adviser, determined in substantially the same manner, plus (iii) without duplication, the aggregate of the net assets of the open-end investment companies registered as such under the 1940 Act to which the Company or any of its subsidiaries serves as an investment adviser or sub-adviser and which are underlying funding vehicles of the variable annuity or variable life insurance products offered by Keyport Life Insurance Company ("Keyport"), Keyport America Life Insurance Company ("Keyport America") or Liberty Life Assurance Company of Boston (collectively "Parent Variable Funds"), determined in substantially the same manner, without giving effect to any action taken by Parent or any of its affiliates which results in those assets described in this clause (iii) no longer being included in Specified Assets Under Management; provided, further; that the effects on Specified Assets Under Management occasioned by changes (positive or negative) in the market value of portfolio assets constituting Specified Assets Under Management between the Close of Business on the date of the Original Agreement and the Close of Business on the Adjustment Date shall be entirely factored out of Specified Assets Under Management as of the Close of Business on the Adjustment Date, as shall be set forth in a certificate, prepared in a manner consistent with past practices of the Company and practices prevailing generally in the mutual fund industry, to be delivered by the Company to Parent not later than the Close of Business on the date following the Adjustment Date (which certificate shall be subject to review by, and the concurrence of, the Parent, such concurrence not to be unreasonably withheld). Notwithstanding the foregoing, Specified Assets Under Management shall not include (i) assets which are controlled by Parent or any of its affiliates (other than net assets in the Parent Variable Funds, which are specifically dealt with above), and (ii) the assets managed on behalf of Massachusetts General Hospital. Set forth on Exhibit D attached hereto are five examples illustrating the application of the foregoing formula.


      (IX) The aggregate consideration to be received by holders of Common Stock pursuant to this Section 2.1(c), and any cash to be paid in accordance with Section 2.3 in lieu of fractional shares of New Common Stock, are referred to collectively as the "Merger Consideration" and the aggregate number of shares of New Common Stock and New Preferred Stock to be received by holders of Common Stock pursuant to this Section 2.1(c) are referred to collectively as the "Stock Consideration."

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    (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Sections 85 through 98 of the MBCL (or any successor provision) ("Dissenting Common Shares") shall not be converted into a right to receive Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive New Common Stock in accordance with this Section
2.1. Dissenting Common Shares shall be converted into the right to receive from LFC such consideration as is determined to be due with respect to such Dissenting Common Shares under the MBCL. The Company shall give prompt notice to LFC of any demands received by the Company for appraisal of shares of Common Stock, and LFC shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of LFC, make any payment with respect to, or settle or offer to settle, any such demands.


    (e) Cancellation and Retirement of Common Stock. As of the Effective Time, all certificates representing shares of Common Stock, other than certificates representing shares to be canceled in accordance with Section 2.1(b) or Dissenting Common Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3.

Section 2.2. Company Stock Option Plans.

    (a) As of the date one business day prior to the Closing Date, the unexercisable portion of each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company's 1986 Stock Option Plan or Director Stock Option Plan (collectively, the "Company Stock Option Plans") shall, unless such acceleration is waived in whole or in part by the holder thereof, become immediately exercisable in full, subject to all expiration, lapse and other terms and conditions thereof.


    (b) The Company Stock Options set forth on Section 2.2 of the disclosure schedule to the Original Agreement (such disclosure schedule, as originally delivered and as supplemented by the disclosure schedule supplement delivered by Parent and LFC to the Company at the time of execution of this Agreement, the "Disclosure Schedule") are the only Company Stock Options which were outstanding as of the date of the Original Agreement and (unless such options shall have been exercised, canceled or expired in accordance with their terms prior to the Effective Time) shall be assumed by LFC at the Effective Time (an "Assumed Option"). Each Assumed Option shall be exercisable for one share of New Common Stock and shall otherwise have the same terms as the corresponding Company Stock Option (or, if an adjustment has been made pursuant to Section 2.1(c)(VIII), a correspondingly calculated fraction of a share of New Common Stock).


Section 2.3. Exchange of Certificates.


    (a) Paying Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of The First National Bank of Boston (the "Paying Agent"), for the benefit of the holders of shares of Common Stock, cash in an aggregate amount sufficient to pay the aggregate Cash Consideration (plus any payment for fractional shares of New Common Stock pursuant to this Section 2.3) and certificates representing the shares of New Common Stock and New Preferred Stock representing the aggregate Stock Consideration (such amount and certificates, together with any dividends or distributions with respect to the shares represented by such certificates, being hereinafter referred to as the "Payment Fund"). As soon as practicable after the Effective Time, LFC will cause the Paying Agent to mail transmittal instructions and a form of letter of transmittal in a customary form to each person who was a holder of Common Stock immediately prior to the Effective Time who did not properly complete and return an Election Form prior to the Election Deadline.



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(b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Common Stock shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to, unless and to the extent such holder has made an election described in Section 2.1(c)(I), a certificate representing that number of whole shares of New Common Stock (and cash in lieu of fractional shares of New Common Stock as contemplated by this Section 2.3) which the aggregate number of shares of Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 2.1(c) of this Agreement.

In the event such holder has made the election set forth in clause (i) of the second sentence of Section 2.1(c)(I), such holder shall, upon surrender to the Paying Agent of the certificate or certificates representing such holder's Common Stock and acceptance thereof by the Paying Agent, be entitled to the amount of cash (and, if applicable pursuant to Section 2.1(c)(VI), New Common Stock) (subject to any reduction provided for in Section 2.1(c)(VIII)) which the aggregate number of shares of Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to said clause (i).

In the event such holder has made the election set forth in clause (ii) of the second sentence of Section 2.1(c)(I), such holder shall, upon surrender to the Paying Agent of the certificate or certificates representing such holder's Common Stock and acceptance thereof by the Paying Agent, be entitled to a certificate representing that number of shares of New Preferred Stock (and, if applicable pursuant to Section 2.1(c)(VI), New Common Stock) (subject to any reduction provided for in Section 2.1(c)(VIII)) which the aggregate number of shares of Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to said clause (ii).

The Paying Agent shall accept certificates previously representing Common Stock upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.3(b), each certificate representing shares of Common Stock (other than certificates representing shares to be canceled in accordance with Section 2.1(b) or Dissenting Common Shares), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by
Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to either New Common Stock or New Preferred Stock (if an election is made pursuant to clause (ii) of the second sentence of Section 2.1(c)(I)) with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented shares of Common Stock which have been converted pursuant to
Section 2.1, until the surrender for exchange of such certificate in accordance with this Article II. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of shares of either New Common Stock or New Preferred Stock (if an election is made pursuant to clause (ii) of the second sentence of Section 2.1(c)(I)) into which the shares of Common Stock represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 2.1, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such shares of either New Common Stock or New Preferred Stock (if an election is made pursuant to clause (ii) of the second sentence of Section 2.1(c)(I)).


    (d) No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Common Stock in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such shares of Common Stock in accordance with the terms of the Original Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.


    (e) Fractional Shares.

      (i) No certificates or scrip representing fractional shares of New Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of Common Stock which have been converted pursuant to Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.
  (ii) Notwithstanding any other provisions of this Agreement, each holder of shares of Common Stock who would otherwise have been entitled to receive a fraction of a share of New Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of New Common Stock multiplied by $40.00.
  (iii) Certificates or scrip representing fractional shares of New Preferred Stock may be issued hereunder.


    (f) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing shares of Common Stock for 120 days after the Effective Time shall be delivered to LFC, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article II shall thereafter look only to LFC and only as general creditors thereof for payment of their claim for any Merger Consideration and any dividends or distributions with respect to either New Common Stock or New Preferred Stock (if an election is made pursuant to clause (ii) of the second sentence of Section 2.1(c)(I)).



    (g) No Liability. None of Parent, LFC, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of LFC, free and clear of all claims or interest of any person previously entitled thereto.



    (h) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by LFC, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated, at the time of purchase, in either of the two highest quality categories by both Moody's Investors Service, Inc. and Standard & Poor's Corporation, and any net earnings with respect thereto shall be paid to LFC as and when requested by LFC; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of shares of Common Stock of the Merger Consideration or otherwise impair such holders' respective rights hereunder. In the event the Payment Fund shall realize a loss on any such investment, LFC shall promptly thereafter deposit in such Payment Fund cash in an amount sufficient to enable such Payment Fund to satisfy all remaining obligations originally contemplated to be paid out of such Payment Fund.


                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES


Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent, LFC and Sub as follows:


    (a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries have delivered or otherwise made available to Parent complete and correct copies of its articles of organization or other organizational documents and by-laws, in each case as amended to the date of this Agreement.


    (b) Capital Structure. The authorized capital stock of the Company consists of 15,000,000 shares of Company Class A Common Stock and 1,000,000 shares of Company Class B Common Stock. As of the date hereof, 7,179,173 shares of Company Class A Common Stock and 187,967 shares of Company Class B Common Stock, were issued and outstanding. Except as set forth above, as of the date hereof, no shares of capital stock or other equity securities of the Company were issued (except for shares held in treasury), reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plans or purchased pursuant to the Company's Employee Stock Ownership Plan (the "ESOP") will be, when issued or purchased, respectively, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries are issued or outstanding which are convertible into, or exchangeable for, securities having the right to vote on any matters on which the stockholders of the Company are entitled to vote. All the outstanding shares of capital stock of each of the Company's subsidiaries have been validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth above, in Section 2.2 or in Section 3.1(b) of the Disclosure Schedule, none of the Company or any of its subsidiaries has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company or any of its subsidiaries to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any of its subsidiaries or
(ii) restricts the transfer of Common Stock. Except as disclosed in Section 3.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each of the Company's subsidiaries are owned by the Company or by one or more of its subsidiaries.


    (c) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.1(a) with respect to this Agreement and the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of its stockholders as set forth in Section 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, LFC and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as disclosed in Section 3.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the articles of organization or other organizational documents or by-laws of the Company or any of its subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following paragraph, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses
(ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.



 No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the transactions contemplated by this Agreement, (ii) the filing with the SEC of
(x) a proxy statement relating to the approval by the stockholders of the Company of this Agreement and the Merger (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Massachusetts Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the consents, approvals and notices as are set forth in Sections 5.11 and 5.12 of this Agreement required under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(c) of the Disclosure Schedule and (vi) any other filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company is not required to make any filings or take any other action not taken prior to the execution of the Original Agreement in order for the restrictions imposed by Chapters 110C, 110D or 110F of the General Laws of the Commonwealth of Massachusetts not to apply to the Merger, this Agreement or any of the transactions contemplated hereunder.


    (d) SEC Documents. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).


    (e) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 filed with the SEC by LFC in connection with the issuance of New Common Stock and the New Preferred Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, LFC or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.



    (f) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of the Original Agreement (the "Filed SEC Documents") or in Section 3.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been
(i) any change which would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than the Company's regular quarterly cash dividends in the amount of $.15 per share of Common Stock, in accordance with usual record and payment dates and in accordance with the Company's present dividend practice, except as contemplated by Section 3.1(q)), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv)
(x) any granting by the Company or any of its subsidiaries to any executive officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or
(z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with prior practice (it being understood that, as used in this clause (iv), "prior practice" shall mean the practice of the Company and its subsidiaries prior to 1994) or (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.


    (g) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 3.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any Benefit Plan (as defined in Section 3.1(h)). Except as disclosed in the Filed SEC Documents or in Section 3.1(g) of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and (i) any current or former officer or director of the Company or any of its subsidiaries or (ii) any current or former non- officer/director employee which, in any such case, (x) pertains to an individual having (or formerly having) an annual base salary in excess of $50,000 or (y) is not terminable at will by the Company or such subsidiary.


    (h) Benefit Plans.
    (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of its subsidiaries (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms except where failure to administer in accordance with such terms would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company, its subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where failure to comply would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.
  (ii) None of the Company or any other person or entity that together with the Company is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") (a) has incurred any liability to a Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability to the Company, which liability has not been fully paid as of the date of the Original Agreement.
  (iii) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.


    (i) Taxes.
    (i) Each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in Section 3.1(i) of the Disclosure Schedule, all tax returns filed by the Company and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries has paid (or the Company has paid on the subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.
  (ii) Except as set forth on Section 3.1(i) of the Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that remain unpaid or are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, and, except as set forth on Section 3.1(i) of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The federal, Massachusetts and Colorado income tax returns of each of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or applicable Massachusetts and Colorado tax authorities, as the case may be, or the statute of limitations on assessment or collection of any Federal, Massachusetts or Colorado income taxes due from the Company or any of its subsidiaries has expired, for all taxable years of the Company or any of its subsidiaries through the taxable year ended December 31, 1989.
  (ii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever.


    (j) No Excess Parachute Payments; Section 162(m) of the Code.
    (i) Except as disclosed in Section 3.1(j) of the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan in effect as of the date of the Original Agreement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).
  (ii) Except as disclosed in Section 3.1(j) of the Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, Benefit Plan, program, arrangement or understanding in effect as of the date of the Original Agreement.


    (k) Voting Requirements. The affirmative vote of two-thirds of the votes cast by the holders of each of the shares of Company Class A Common Stock and Company Class B Common Stock, in each case entitled to vote thereon at the Stockholders Meeting, voting as separate classes, with respect to the approval of the Merger and this Agreement are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    (l) Compliance with Applicable Laws. Each of the Company and its subsidiaries and the Company Funds (as hereinafter defined) has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries and the Company Funds are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in the Filed SEC Documents, as of the date of the Original Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries or any of the Company Funds was pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.



    (m) Opinion of Financial Advisor. The Company has received the opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Berkshire Capital Corporation, dated the date of the Original Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders was fair from a financial point of view to the Company's stockholders.



    (n) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Berkshire Capital Corporation, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.



    (o) Ineligible Persons. None of the Company or any "affiliated person" (as defined in the 1940 Act) thereof (i) is ineligible pursuant to Section 9(a) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company or
(ii) to the best knowledge of the senior officers of the Company as of the date of the Original Agreement, has engaged in any of the conduct specified in Section 9(b) of the 1940 Act or Section 203(e) of the Advisers Act prior to the date of the Original Agreement that would be reasonably likely to result in SEC action to disqualify the Company or any of its affiliates as an investment adviser.


    (p) Voting Agreement. Each of John A. McNeice, Jr., C. Herbert Emilson, Harold W. Cogger, Davey S. Scoon and Arthur O. Stern, has duly executed and delivered to Parent a Voting Agreement in substantially the form of Exhibit E hereto with respect to the voting of his shares of Common Stock in favor of the Merger and this Agreement.

    (q) Dividends. The Company intends to declare a cash dividend at an annual rate of $.60 per share for the period from the Company's final regular quarter dividend payment date prior to the Closing Date and through the Closing Date, payable to holders of record of the Common Stock as of immediately prior to the Effective Time, the payment of which shall become an obligation of the Surviving Corporation. Such payment shall be made as soon as practicable following the Closing Date.


Section 3.2. Representations and Warranties of Parent, LFC and Sub. Parent, LFC and Sub represent and warrant to the Company as follows:



    (a) Organization, Standing and Corporate Power. Each of Parent, LFC and Sub, and each of Parent's other subsidiaries, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, LFC and Sub, and each of Parent's other subsidiaries, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole. Parent, LFC and Sub and each of Parent's other subsidiaries have delivered or otherwise made available to the Company complete and correct copies of its articles of organization (or other organizational documents) and by-laws, as amended to the date of this Agreement.



    (b) The authorized and issued outstanding capital stock of each of Parent and LFC as of the date hereof is as set forth in Section 1.3(b). Immediately prior to the Effective Time, the Parent will effect the Parent Contribution. As of the date hereof, there are outstanding options to purchase 637,460 shares of Parent Class B Common Stock issued by Parent to present or former employees of Parent or its subsidiaries (the "Parent Stock Options"). As of the Effective Time, the then outstanding Parent Stock Options (x) shall be adjusted in the manner specified in Item 2(i) of Section 3.2(b) of the Disclosure Schedule and (y) as so adjusted, shall be assumed by LFC pursuant to the Parent Contribution and thereby shall become options to purchase shares of New Common Stock. Following the Effective Time and on or before the 30th day following the Closing Date (the "Additional Parent Options Adjustment Date"), LFC shall be permitted to make the additional adjustment to such stock options contemplated by described in Item 2(ii) of Section 3.2(b) of the Disclosure Schedule. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Parent or LFC were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of each of Parent and LFC are, and all shares of the capital stock of LFC which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Parent or LFC or any of Parent's other subsidiaries are convertible into, or exchangeable for, securities having the right to vote on any matters on which the stockholders of the issuing corporation may vote. All the outstanding shares of capital stock of each of Parent's subsidiaries other than LFC have been validly issued and are fully paid and nonassessable. Except (i) as set forth above or (ii) pursuant to the terms of the Parent's 1990 Stock Option Plan, as amended (which will be assumed by LFC pursuant to the Parent Contribution), none of Parent, LFC, Sub or any of Parent's other subsidiaries has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates Parent, LFC, Sub or any of Parent's other subsidiaries to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Parent or LFC or any of Parent's other subsidiaries or (ii) restricts the transfer of Parent Common Stock or any capital stock of LFC. Except as disclosed in
Section 3.2(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each of Parent's subsidiaries are owned by Parent or by Parent or one or more of its subsidiaries, free and clear of all Liens.



    (c) Authority; Noncontravention. Parent, LFC and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent, LFC and Sub and the consummation by Parent, LFC and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, LFC and Sub, subject, in the case of Parent, to approvals of its stockholders required by the MBCL with respect to the Parent Contribution (the "Parent Stockholder Approval"). The Parent shall obtain the Parent Stockholder Approval as soon as is reasonably practicable following the execution and delivery of this Agreement; provided, however, that no failure of the Parent to obtain such approval shall in any way excuse Parent, LFC or Sub from any of their respective obligations hereunder. This Agreement has been duly executed and delivered by Parent, LFC and Sub, and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent, LFC and Sub, enforceable against such parties in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the articles of organization (or similar organizational documents) or by-laws of Parent, LFC, Sub or any of Parent's other subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following paragraph, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

 No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent, LFC or Sub in connection with the execution and delivery of this Agreement by Parent, LFC or Sub or the consummation by Parent, LFC or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 3.2(c)(ii) of the Disclosure Schedule, (iii) the filing with the SEC of the Form S-4, and such registrations under the Exchange Act or state securities laws as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the articles of merger with the Massachusetts Secretary of State and of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.2(c)(v) of the Disclosure Schedule and
(vi) any other filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.



    (d) Financial Statements and Information Supplied.
    (i) The (i) audited financial statements of Parent (consisting of the consolidated balance sheets of Parent as of December 31, 1992 and 1993, and its consolidated statements of operations, stockholder's equity and cash flows for each year in the three- year period ended December 31, 1993) and
(ii) unaudited financial statements of Parent (consisting of the balance sheet as of June 30, 1994 and the consolidated statement of operations, stockholders' equity and cash flows for the six months ended June 30, 1994) (the "1994 Interim Financial Statements") which have been delivered to the Company were prepared in accordance with generally accepted accounting principles (except for the absence of notes, in the case of the 1994 Interim Financial Statements), applied on a consistent basis during the periods involved (except as may be indicated in the notes to such audited financial statements), and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the 1994 Interim Financial Statements, to normal year-end audit adjustments).
  (ii) None of the information supplied or to be supplied by Parent, LFC or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent, LFC or Sub with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by the Company specifically for inclusion or incorporation by reference therein.



    (e) Absence of Certain Changes or Events. Except as disclosed in Section 3.2(e) of the Disclosure Schedule, since December 31, 1993, Parent and its subsidiaries have conducted their businesses only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's or LFC's outstanding capital stock, (iii) except with respect to the Parent Contribution, any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as required by a change in generally accepted accounting principles.



    (f) Voting Requirements. The Parent Stockholder Approval with respect to the Parent Contribution is the only vote of the holders of any class or series of Parent's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.



    (g) Opinion of Financial Advisor. Parent has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of the Original Agreement, the consideration to be paid to the Company's stockholders in the Merger was fair to Parent.


    (h) Benefit Plans. Parent and its subsidiaries are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each material "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained, contributed to or required to be maintained or contributed to by Parent or its subsidiaries for the benefit of any present officers, employees or directors of Parent or any of its subsidiaries in the United States.


    (i) Taxes.
     (i) Commencing with the tax year begun January 1, 1990 (or, in the case of Stein Roe & Farnham Incorporated and The PAMCO Group, Inc., commencing with the time of their direct or indirect acquisition by Liberty Mutual), each of the Parent and its subsidiaries (other than Keyport and its subsidiaries), since the later of its incorporation or the time of its direct or indirect acquisition by Liberty Mutual have been included in the consolidated federal income tax returns filed by Liberty Mutual with respect to periods ending on or before December 31, 1993. Since the later of such times, Keyport and its subsidiary Keyport America have been included in separate consolidated federal income tax returns filed by Keyport, and Keyport's other subsidiaries (Keyport Advisory Services Corp. and Keyport Financial Services Corp.) each have filed a separate federal income tax returns. Commencing January 1, 1994, Keyport and its subsidiaries have become eligible for inclusion in the consolidated federal income tax return of Liberty Mutual for periods commencing on or after that date. All such federal income tax returns, and all other tax returns and reports required to be filed by the Parent and its subsidiaries have been timely filed, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries taken as a whole. All such federal income tax returns, and all other tax returns filed by the Parent and its subsidiaries are complete and accurate, except to the extent that such failure to be complete and accurate would not have a material adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries taken as a whole. All taxes shown as due on such federal income tax and other tax returns have been paid, and the Parent's June 30, 1994 consolidated balance sheet included in the 1994 Interim Financial Statements reflects an adequate reserve for all taxes payable by Parent or any of its subsidiaries for all taxable periods and portions thereof accrued or assessable through the date thereof.
  (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Parent or any of its subsidiaries (whether individually or as part of a consolidated group) that remain unpaid or are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries taken as a whole, and, except as set forth on Section 3.2(i) of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The federal consolidated and separate income tax returns referred to in (i) above, and the Massachusetts, Rhode Island and Illinois consolidated or separate income tax returns of each of Parent and its subsidiaries included in any such state consolidated returns, have been examined by and settled with the United States Internal Revenue Service or applicable Massachusetts, Rhode Island or Illinois tax authorities, as the case may be, or the statute of limitations on assessment or collection of any federal or Massachusetts, Rhode Island or Illinois income taxes due from the participants in such returns has expired, for all taxable years of the group submitting such returns or of Parent or such subsidiaries, as the case may be, through the taxable year ended December 31, 1989, except as otherwise indicated on
Section 3.2(i) of the Disclosure Schedule.


    (j) Compliance with Applicable Laws.
    (i) Each of Parent, LFC, Parent's other subsidiaries, each Parent Fund (as hereinafter defined) and any other entity controlled by or under common control with Parent the business, financial condition or results of operations of which is material to Parent and its subsidiaries, taken as a whole (a "Material Parent Entity"), has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole. Except as disclosed in
Section 3.2(j) of the Disclosure Schedule, Parent, LFC, Parent's other subsidiaries, the Parent Funds and the Material Parent Entities are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole. The term "Parent Fund" shall mean each investment company registered under the 1940 Act for which Parent or any of its subsidiaries acts as an adviser or sub-adviser. Except as disclosed in Section 3.2(j) of the Disclosure Schedule and except for routine examinations by state Governmental Entities charged with supervision of insurance companies ("Insurance Regulators"), as of the date of the Original Agreement, to the knowledge of Parent or LFC, no investigation by any Governmental Entity with respect to Parent or any of its subsidiaries was pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.
  (ii) The annual statements (including without limitation the annual statements of any separate accounts) for the year ended December 31, 1993, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and the quarterly statements for the periods ended after January 1, 1994, together with all exhibits and schedules thereto, with respect to each subsidiary of the Parent that is a regulated insurance company (an "Insurance Company"), in each case as filed with the applicable Insurance Regulator of its jurisdiction of domicile, were prepared in conformity with statutory accounting practices prescribed or permitted by such Insurance Regulator applied on a consistent basis ("SAP"), present fairly, to the extent required by and in conformity with SAP, the statutory financial condition of such Insurance Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Company for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any Insurance Company have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to Company prior to the date of the Original Agreement.

    (k) No Prior Activities of LFC or Sub. Neither LFC nor Sub has incurred, and neither LFC nor Sub will, prior to the Effective Time, incur, directly or through any subsidiary, any liabilities or obligations for borrowed money or otherwise, except (i) incidental liabilities or obligations not for borrowed money incurred in connection with its organization and (ii) liabilities and obligations of Parent incurred by LFC immediately prior to the Effective Time pursuant to the Parent Contribution. Except as contemplated by this Agreement, neither LFC nor Sub (i) has engaged, directly or through any subsidiary, in any business activities of any type or kind whatsoever, (ii) has entered into any agreements or arrangements with any person or entity, and (iii) is subject to or bound by any obligation or undertaking.



    (l) Ineligible Persons. None of Parent or LFC or any "affiliated person" (as defined in the 1940 Act) of Parent or LFC (i) is ineligible pursuant to
Section 9(a) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company or (ii) to the best knowledge of the senior officers of Parent or LFC as of the date of the Original Agreement, has engaged in any of the conduct specified in Section 9(b) of the 1940 Act or Section 203(e) of the Advisers Act prior to the date of the Original Agreement that would be reasonably likely to result in SEC action to disqualify Parent or any of its affiliates as an investment adviser.



    (m) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by LFC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its subsidiaries.



    (n) New LFC Directors. LFC shall cause each of John A. McNeice, Jr., C. Herbert Emilson and Harold W. Cogger to be elected as directors of LFC as of the Effective Time. LFC also shall cause John A. McNeice, Jr. to be elected Chairman of LFC's Executive Committee and Harold W. Cogger to be elected Executive Vice President of LFC, in each case as of the Effective Time.



    (o) Dividend Reinvestment Plan. The Board of Directors of LFC currently intends to establish, from and after the Effective Time, an optional dividend reinvestment plan for all holders of New Common Stock; provided, however, that, prior to the time at which LFC is eligible to register under the Securities Act the offer and sale of shares pursuant to such dividend reinvestment plan on a Form S-3 Registration Statement, participation in such dividend reinvestment plan will be conditioned upon ownership of at least 2,500,000 shares of New Common Stock and the execution by the participant of an agreement containing representations and warranties which are customary in connection with the private sale of securities.



    (p) Tax Basis of Parent Assets. The adjusted tax basis of Parent's assets as of the time of the Parent Contribution will exceed the amount of its liabilities.


                                  ARTICLE IV
                            COVENANTS RELATING TO
                     CONDUCT OF BUSINESS PRIOR TO MERGER

Section 4.1. Conduct of Business of the Company.


    (a) Except as contemplated by the Original Agreement or as set forth in
Section 4.1(a) of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their business organizations, keep available the services of their key officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of the Original Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent:


      (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock (other than the Company's ordinary quarterly cash dividend in the amount of $.15 per share of Common Stock, in accordance with usual record and payment dates and in accordance with the Company's present dividend practice; provided, however, that the Company may declare, and the Surviving Corporation shall pay, the dividend contemplated by Section 3.1(q)), (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of clause
(z), for the acquisition of shares of Common Stock (i) in accordance with the Amended and Restated Stock Purchase Agreement dated November 19, 1982 among the Company and certain individuals party thereto, as amended and in effect on the date hereof (the "Company Stock Purchase Agreement"), and (ii) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of the Original Agreement;
  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock (i) in accordance with the Company Stock Purchase Agreement or
(ii) upon exercise of Company Stock Options outstanding on the date of the Original Agreement (and without limiting the generality of the foregoing, and notwithstanding Section 3.1(f), the Company shall not issue any stock options or similar securities or interests from and after the date of the Original Agreement);
  (iii) amend its articles of organization, by-laws or other comparable charter or organizational documents;
  (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except as disclosed in Section 4.1(a)(iv) of the Disclosure Schedule;
  (v) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the Company and its subsidiaries taken as a whole, except in the ordinary course of business or as disclosed in Section 4.1(a)(v) of the Disclosure Schedule;
  (vi) except as disclosed in Section 4.1(a)(vi) of the Disclosure Schedule,
(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than pursuant to the Company's Credit Agreement dated as of May 5, 1993, as amended and restated as of December 17, 1993, as amended through the date hereof, with certain Lenders named therein and The First National Bank of Boston, as Agent, in an aggregate principal amount not to exceed $120 million at any time outstanding, and pursuant to the Company's Promissory Note dated May 1, 1994 in favor of The First National Bank of Boston, in an aggregate principal not to exceed $10 million at any time outstanding or (y) make any loans or advances to any other person, other than to any direct or indirect wholly- owned subsidiary of the Company and other than routine advances to employees;
  (vii) except as disclosed in Section 4.1(a)(vii) of the Disclosure Schedule, make any tax election (other than elections required by law and made in the ordinary course of business not giving rise to additional material tax liabilities) or settle or compromise any tax liability that could reasonably be expected to be material to the Company and its subsidiaries taken as a whole;
  (viii) except as disclosed in Section 4.1(a)(viii) of the Disclosure Schedule, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms (or on terms more favorable to the Company), of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;
  (ix) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder; or
  (ix) authorize any of, or commit or agree to take any of, the foregoing actions.


    (b) Conduct of Business by Parent. During the period from the date of the Original Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their business organizations, keep available the services of their officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of the Original Agreement to the Effective Time, neither Parent nor LFC shall, and Parent shall not permit any of its other subsidiaries to:



      (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of Parent or LFC or (y) split, combine or reclassify any outstanding capital stock of Parent or LFC or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of outstanding capital stock of Parent or LFC;
  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for effecting the Parent Contribution and any adjustments to Parent stock options (including the assumption thereof by LFC pursuant to the Parent Contribution) contemplated by Section 3.2(b);
  (iii) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Proxy Statement or, (B) if it were to occur after such date of mailing, require an amendment of the Proxy Statement; or
  (iv) authorize any of, or commit or agree to take any of, the foregoing actions.



Notwithstanding the foregoing, each of Parent and LFC may (i) effect the Parent Contribution and (ii) engage in the transactions contemplated by
Section 4.1(b) of the Disclosure Schedule.


Section 4.2. Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions of the Merger set forth in Article VI not being satisfied.

ARTICLE V
                            ADDITIONAL AGREEMENTS


Section 5.1. Preparation of Form S-4 and the Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall complete and file with the SEC the Proxy Statement and LFC shall complete and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company, Parent and LFC shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. LFC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Stock Consideration in the Merger and the Company shall furnish all information concerning the Company and the holders of the Common Stock as may be reasonably requested in connection with any such action.


Section 5.2. Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its articles of organization and by-laws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of the Merger and this Agreement. Subject to Section 5.9, the Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 5.9, its obligations pursuant to the first sentence of this Section 5.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.8) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company will use its best efforts to hold the Stockholders Meeting as soon as practicable after the date hereof.


Section 5.3. Letters of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to LFC a letter of Price Waterhouse, LLP, the Company's independent accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Price Waterhouse, LLP, dated a date within two business days before the Closing Date, each addressed to LFC, in form and substance reasonably satisfactory to LFC and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Form S-4.



Section 5.4. Letters of Parent's Accountants. Each of Parent and LFC shall use its best efforts to cause to be delivered to the Company a letter of KPMG Peat Marwick, Parent's independent accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick, dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Form S-4.


Section 5.5. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Company in confidence to the extent required by, and in accordance with, the provisions of the letter dated August 17, 1994, between Parent and the Company (the "Confidentiality Agreement") and will otherwise comply with the Confidentiality Agreement. Except as required by law, the Company will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Parent in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement and will otherwise comply with the Confidentiality Agreement.

Section 5.6. Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.


Section 5.7. Public Announcements. Parent and LFC, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.



Section 5.8. Acquisition Proposals. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director, employee, or any investment banker, attorney or other advisor or representative, of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that on or after the date of the Original Agreement, the Company, any of its subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries may, following the receipt of an Acquisition Proposal by the Company that the Board of Directors of the Company determines in good faith, following consultation with outside counsel, would permit the Board of Directors to take any of the actions referred to in the first sentence of
Section 5.9, participate in negotiations regarding such Acquisition Proposal. The Company shall promptly advise Parent and LFC orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date of the Original Agreement of any Acquisition Proposal, or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Parent and LFC fully informed of the status and details of any such Acquisition Proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.8 by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this
Section 5.8 by the Company. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any subsidiary of the Company, or any equity interest in the Company or any subsidiary of the Company, other than the transactions contemplated hereby.



Section 5.9. Fiduciary Duties. The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, LFC or Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate this Agreement. In the event the Board of Directors of the Company takes any of the foregoing actions, the Company shall, concurrently with the taking of any such action, pay to Parent the Section 5.13(a) Fee, plus all Expenses pursuant to Section
5.13. Nothing contained in this Section 5.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith judgment of the Board of Directors of the Company based on the advice of outside counsel, is required under applicable law; provided that, in the event that in so doing the Company withdraws or modifies, or proposes to withdraw or modify, its position with respect to the Merger or approves or recommends, or proposes to approve or recommend, an Acquisition Proposal, the Company shall pay to the Parent, to the extent provided in Section 5.13, the Section 5.13(a) Fee, plus all Expenses payable pursuant to Section 5.13. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 5.9 shall not constitute a breach of this Agreement by the Company.

Section 5.10. Consents, Approvals and Filings.


    (a) The Company and Parent will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, the 1940 Act, the Advisers Act and applicable state insurance and securities laws in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Company, Parent and LFC will each use their best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of the Company, Parent and LFC shall use reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.


    (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement.

Section 5.11. Company Satisfaction of the Conditions of Section 15 of the 1940 Act.

    (a) The Company shall use, and shall cause its wholly owned subsidiary Colonial Management Associates, Inc. ("CMA") to use, its best efforts to cause the boards of trustees of the Company Funds to approve, and to solicit their respective shareholders as promptly as practicable with regard to the approval of, new investment advisory agreements with CMA acting as investment adviser for such funds, to be effective on or as promptly as practicable after the Effective Time, pursuant to the provisions of Section 15 of the 1940 Act, and consistent with all requirements of the 1940 Act applicable thereto, provided that such agreements are identical in all respects to the existing agreements other than the term of the agreement. For purposes of this Agreement, "Company Funds" shall mean the registered investment companies for which the Company or any subsidiary acts as investment adviser. Each Company Fund is identified in Section 5.11 of the Disclosure Schedule. The Company and its subsidiaries also shall take any similar action required under the 1940 Act to continue any underwriting or distribution agreements of the Company Funds.

    (b) The Company shall use, and shall cause CMA to use, its best efforts to ensure the satisfaction of the conditions set forth in Section 15(f) of the 1940 Act with respect to each of the Company Funds.


Section 5.12. Advisory Contract Consents. As promptly as practicable, the Company shall cause the non-investment company advisory clients of its wholly owned subsidiary Colonial Advisory Services, Inc. ("CSA") to be informed of the transactions contemplated by this Agreement and shall give such clients an opportunity to terminate their advisory contracts with CSA. Parent and LFC agree that the Company may satisfy this obligation insofar as it relates to non-investment company advisory clients by providing them with the notice contemplated by the first sentence of this
Section 5.12 and obtaining such clients' consent in the form of actual or implied consent by way of informing such clients of CSA's intention to continue the advisory services, pursuant to the CSA's existing contracts with such clients, subject to such clients' right to terminate such contracts within 60 days of receipt of such notice, and that each such client's consent will be implied if it continues to accept the services without rejection during such specified 60 day period.

Section 5.13. Certain Fees and Expenses.

    (a) The Company shall pay to Parent upon demand $8,000,000 (the "Section 5.13(a) Fee"), payable in same-day funds, plus all Expenses (as defined below), if an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make an Acquisition Proposal is publicly disclosed or communicated to the Company) and (i) the Board of Directors of the Company withdraws or modifies its approval or recommendation of this Agreement or the Merger, approves or recommends such Acquisition Proposal, enters into an agreement with respect to such Acquisition Proposal or terminates this Agreement, or (ii) the requisite approval of the Company's stockholders for the Merger is not obtained at the Stockholders' Meeting. Notwithstanding the foregoing, the amount of Expenses subject to reimbursement under this Section 5.13(a) shall not exceed $1,000,000.

    (b) For purposes of this Section, "Expenses" shall mean all documented out-of- pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all printing costs and fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent.


Section 5.14. Compliance with Section 15(f) of the 1940 Act by Parent, LFC and Sub. Parent, LFC and Sub shall use their best efforts to assure the satisfaction of the conditions of Section 15(f) of the 1940 Act with respect to each of the Company Funds.



Section 5.15. Affiliates and Certain Stockholders. Prior to the Closing Date, the Company shall deliver to LFC a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to LFC on or prior to the Closing Date a written agreement in customary form. LFC shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of LFC Common Stock by such affiliates and the certificates representing New Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.15.



Section 5.16. Stockholder Litigation. The Company shall give Parent and LFC the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's and LFC's consent, which consent shall not be unreasonably withheld.



Section 5.17. Board Action Relating to Stock Option Plans. As soon as practicable following the date of the Original Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of outstanding Company Stock Options in accordance with Section 2.2 and shall make such other changes to the Company Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent and LFC, which shall not be unreasonably withheld).


Section 5.18. Benefits Plans.


    (a) Stock Option Plans. The treatment of Company Stock Options granted under the Company Stock Option Plans shall be governed by Section 2.2. LFC shall assume and perform each

Assumed Option in accordance with Section 2.2 and the terms and provisions of the applicable Company Stock Option Plan and option agreements. From and after the date of the Original Agreement, no additional options or other awards shall be granted under either Company Stock Option Plan.



    (b) ESOP. Reference is made to the Company's Employee Stock Ownership Plan, as in effect on the date of the Original Agreement (the "Company ESOP"). The Company ESOP, as a holder of Common Stock, shall be entitled to make all applicable elections pertaining to the exchange of shares of Common Stock held by it for Merger Consideration in accordance with Section 2.1(c). From and after the date of the Original Agreement, no additional contributions (except as may be required by law) shall be made to the Company ESOP. Subject to the foregoing, the Surviving Corporation shall assume the obligations of the Company in respect of the Company ESOP.



    (c) Profit Sharing Plan. Reference is made to the Company's Profit, Sharing Plan, as in effect on the date of the Original Agreement (the "Company Profit Sharing Plan"). The Surviving Corporation shall assume and continue the Company Profit Sharing Plan from and after the Effective Time; provided that calculations of earning and similar matters pertaining to financial performance from and after the Effective Time shall be based upon the results of operations of the Surviving Corporation and its subsidiaries; and, provided, further, that in any event LFC shall cause the Surviving Corporation and its subsidiaries and affiliates, as appropriate, to contribute to the Company Profit Sharing Plan all salary-based contributions for periods prior to the Effective Time, and discretionary contributions with respect to 1994, consistent with the accruals of the Company and its past contribution practices, to the extent not otherwise made on or prior to the Effective Time.


    (d) Retention Program. The Surviving Corporation shall establish and maintain the retention program described in Section 5.18(d) of the Disclosure Schedule.

    (e) Employee Contracts. The Surviving Corporation shall enter into and perform the employment contracts described in Section 5.18(e) of the Disclosure Schedule.


    (f) Other Benefit Plans. The Company and its subsidiaries currently maintain other employee benefit plans and related employee programs (including bonus arrangements and arrangements for independent contractors) other than those described in paragraphs (a) through (e) of this Section 5.18 (collectively, and as in effect on the date of the Original Agreement, the "Other Company Plans"). Except as otherwise agreed by LFC and the Company prior to the Closing Date, the Surviving Corporation and its subsidiaries shall continue to maintain the Other Company Plans from and after the Effective Time.



    (g) Parent Plans. Except as otherwise provided by LFC from and after the date of the Original Agreement, the employees of the Surviving Corporation and its subsidiaries shall not be entitled to participate in, or otherwise receive benefits under, any employee benefit plans or programs maintained by the Parent, LFC or any of their respective subsidiaries.



Section 5.19. Indemnification and Insurance. (a) Upon consummation of the Merger and for a period of six years after the Effective Time, except to the extent prohibited by law, LFC and the Surviving Corporation jointly and severally shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director (whether elected or appointed), of the Company against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any such director,
(i) in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative, including, without limitation any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any subsidiary of the Company or their affiliates, or by any present or former shareholder of the Company (collectively, "Claims"), including, without limitation, any claim which is based upon, arises out of or in any way relates to the Merger, the Form S-4, the solicitation of the approval of the Funds contemplated by Section 5.11, any of the transactions contemplated by this Agreement (including, without limitation, any schedule or appendix hereto), the director's service as a member of the Company's Board of Directors or any committee of the Company's Board of Directors, the events leading up to the execution of the Original Agreement or this Agreement or related thereto and any breach of any duty in connection with any of the foregoing, and (ii) in connection with, arising out of or relating to the enforcement of the obligations of LFC or the Surviving Corporation set forth in this Section 5.19. LFC and the Surviving Corporation shall also, jointly and severally, advance expenses as incurred in connection with any Claim by any such director except to the extent prohibited by law.


    (b) Upon the consummation of the Merger, and from and after the Effective Time, to the fullest extent permitted by law, the Surviving Corporation shall assume and honor any obligation of the Company immediately prior to the Effective Time, to the fullest extent permitted by law, with respect to the indemnification of any director (whether elected or appointed), officer or employee of the Company or any subsidiary of the Company (including such persons who serve or who have served at the request of the Company or any subsidiary of the Company in any capacity with any other person (collectively, the "indemnities") arising out of the Company's Articles of Organization or By-Laws as if such obligations were pursuant to a contract or arrangement between the Surviving Corporation and such indemnities.


    (c) In the event either of LFC or the Surviving Corporation or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of LFC or the Surviving Corporation, as the case may be, assume the respective obligations of LFC or the Surviving Corporation, as the case may be, set forth above in this Section 5.19.



    (d) LFC shall cause the Company's current officers' and directors' liability insurance to be continuously maintained in full force and effect without reduction of coverage for a period of six years after the Effective Time (provided that LFC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous).



    (e) This Section 5.19 shall be construed as an agreement between LFC and/or the Surviving Corporation (as applicable) and the directors of the Company and the other indemnities described in this Section 5.19 as unaffiliated third parties, as to which agreement such persons are intended to be third-party beneficiaries of the respective benefits conferred upon such persons by this Section 5.19, and is not subject to any limitations to which LFC or the Surviving Corporation may be subject in indemnifying its own directors, officers, employees, agents and other persons who serve at the request of LFC or the Surviving Corporation. All rights to indemnification in respect of any Claim asserted or made within the six-year period described in the first sentence of Section 5.19(a) shall continue until the final disposition of such Claim.


                                  ARTICLE VI
                             CONDITIONS PRECEDENT

Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in the manner contemplated by Section 3.1(k) and in compliance with the MBCL and other applicable law.

    (b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in

Section 3.1(c) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent, LFC and Sub will have been made or obtained (as the case may be); provided, however, that such consents, approvals, permits and authorizations may be subject to (i) conditions customarily imposed by Insurance Regulators or (ii) other conditions that would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of LFC and its subsidiaries taken as a whole (after giving effect to the consummation of the Merger).


    (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

    (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated.

    (e) Company Fund Approvals. In accordance with Section 15 of the 1940 Act, the respective boards of trustees of the Company Funds, including in each case a majority of trustees who are not parties to the investment advisory contracts of such Company Funds or "interested persons" (as such term is defined in the 1940 Act) of any such party (the "Non- Interested Trustees"), and holders of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of Company Funds which, as of September 30, 1994, represented at least 90% of all of the net assets of all of the Company Funds as of such date, shall have approved new investment advisory contracts with the CMA acting as investment advisers of such funds upon terms identical with those of each such Company Fund (other than changes in the term of the contract); and the board of trustees, including a majority of the Non-Interested Trustees, of each of the Company Funds which has approved a new investment advisory contract shall have approved new underwriting and distribution contracts, if any, with the applicable subsidiaries of the Company that are parties to such agreements pursuant to
Section 15 of the 1940 Act and any other requirements applicable thereto contained in the 1940 Act. Except for waivers or modifications that are not material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, the respective boards of trustees of the Company Funds shall have taken no action to terminate the Rule 12b-1 plans, if any, in effect for the Company Funds on September 30, 1994, or to terminate or waive any contingent deferred sales charges in effect on said date, for any of the Company Funds, and the Company shall not have received from said boards of trustees any notice or information that would lead the Company to believe that said boards are currently contemplating any such action.

    (f) Compliance with Section 15(f) of the 1940 Act. At the time of the
Closing: (i) at least 75% of the members of the board of trustees of each Company Fund which has approved a new investment advisory contract shall not be "interested persons" (as such term is defined in the 1940 Act) of Parent (or such other entity which will act as adviser to such Company Funds following the Effective Time), of the Company or of any affiliate of the Company that was the investment adviser of any such Company Fund immediately preceding the Effective Time; and (ii) the requirements of Section 15(f)(1)(B) of the 1940 Act shall have been complied with in that no "unfair burden" shall have been imposed on any of the Company Funds as a result of this Agreement, the transactions contemplated hereunder, new investment advisory contracts or otherwise.

    (g) Form S-4. The Form S-4 shall have become effective under the Securities Act and under any similar registration or qualification requirements of applicable state securities laws and shall not be the subject of any stop order or proceedings seeking a stop order.


    (h) Tax Opinions. The Company and the Company's shareholders, on the one hand, and LFC and Parent, on the other hand, shall have received from their respective tax counsel opinions dated the Closing Date substantially to the effect that, on the basis of reasonable assumptions, facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Parent Contribution and the transfer of stock of the Company by its stockholders pursuant to the Merger, taken together, constitute an integrated exchange of property for stock described in Section 351 of the Code as to which no gain or loss shall be recognized to holders of Common Stock, except, in the case of holders of Common Stock (including, without limitation, holders of Dissenting Common Shares), with respect to cash received by such holders in accordance with this Agreement: and that the Parent Contribution and the transactions pertaining to the Merger result in no recognition of income or gain to LFC, Sub or the Company (and, in the opinion of LFC's Counsel, that the Parent Contribution, the transactions pertaining to the Merger and the Parent Liquidation result in no recognition of income or gain to Parent or LMEC), and in respect of such other substantial federal income tax effects of the Merger as the Company, on the one hand, or LFC and Parent, on the other hand, may reasonably require. In rendering any such opinion such counsel may rely, to the extent they reasonably deem necessary or appropriate, upon opinions of other counsel or other persons and upon representations of an officer or officers of Parent, LFC, Sub and the Company or any of their respective affiliates.



Section 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent, LFC and Sub to effect the Merger are further subject to the following conditions:



    (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 that are qualified as to materiality shall be true and correct and the representations and warranties of the Company set forth in Section 3.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Original Agreement (or, solely in the case of Section 3.1(b), to the extent explicitly stated therein, as of the date of this Agreement) and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date or except for transactions explicitly permitted by this Agreement, and LFC shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.



    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under the Original Agreement or Agreement at or prior to the Closing Date, and LFC shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.



    (c) Affiliates. LFC shall have received from each affiliate named in the letter referred to in Section 5.15 an executed copy of an agreement in the form described in Section 5.15.


Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:


    (a) Representations and Warranties. The representations and warranties of Parent, LFC and Sub set forth in Section 3.2 that are qualified as to materiality shall be true and correct and the representations and warranties of Parent, LFC and Sub set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Original Agreement (or, where explicitly stated herein, as of the date of this Agreement) and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date or except for transactions explicitly permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and LFC by the chief executive officer and the chief financial officer of such entity to the effect set forth in this paragraph.



    (b) Performance of Obligations of Parent and Sub. Parent, LFC and Sub shall have performed in all material respects all obligations required to be performed by them under the Original Agreement or this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and LFC by the chief executive officer and the chief financial officer of such entity to such effect.



    (c) Stockholders Agreement. Each of LFC and Liberty Mutual shall have duly executed and delivered the Stockholders Agreement.



    (d) Listing of New Common Stock. The New Common Stock shall have been (i) approved for listing, from and after the Effective Time, on the New York Stock Exchange or (ii) approved for inclusion, from and after the Effective Time, in the NASDAQ National Market System and for listing, from and after the Effective Time, on the Boston Stock Exchange.

    (e) Other Agreements. Each of LFC and Liberty Mutual shall have duly executed and delivered an Intercompany Agreement, a Registration Rights Agreement and a Tax Sharing Agreement in substantially the form of Exhibits 10.1, 10.2 and 10.3, respectively, to Pre-Effective Amendment No. 2, filed March 17, 1994, to the Parent's Registration Statement on Form S-1 (Registration No. 33-71982).



    (f) Funding of Cash Consideration. LFC shall have received from Liberty Mutual or an affiliate thereof immediately available funds in an amount adequate to finance the amount of the Cash Consideration, and such funds shall have been delivered to the Paying Agent in accordance with Section 2.3(a). Such funds shall constitute the proceeds of the indebtedness described in the last paragraph of Section 4.1(b) of the Disclosure Schedule.



    (g) Parent Contribution. Parent and LFC shall have effected the Parent Contribution in accordance with Section 1.3(c), pursuant to which all of the assets of Parent (other than 1,000 issued and outstanding shares of LFC's common stock, $.01 par value, held by Parent) shall have been contributed to LFC, and the Company shall have received a certificate signed on behalf of each Parent and LFC by the chief executive officer and the chief financial officer of such entity to such effect. The documentation pursuant to which the Parent Contribution is effected shall be reasonably satisfactory to the Company and its counsel.



                                 ARTICLE VII
                      TERMINATION, AMENDMENT AND WAIVER


Section 7.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

    (a) by mutual written consent of Parent and the Company; or

    (b) by either Parent or the Company (by notice to the other):
    (i) if any required approval of the stockholders of the Company, upon a vote at a duly held Stockholders Meeting or any adjournment thereof, shall not have been obtained; or
  (ii) if the Merger shall not have been consummated on or before June 30, 1995, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or
  (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
  (iv) if the Board of Directors of the Company shall have taken any action specified in clauses (i) through (iii) of the first sentence of Section 5.9; or

    (c) by Parent (by notice to the Company), in the circumstances specified in Section 2.1(c)(VIII).


Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, LFC, Sub or the Company, other than the last two sentences of Section 5.5 and Sections 3.1(n), 3.2(m), 5.13 and 7.2 and Sections 8.2 through 8.13. Nothing contained in this Section shall relieve any party from any liability resulting from any wilful and material breach of the representations, warranties, covenants or agreements set forth in this Agreement.



Section 7.3. Amendment. Subject to the applicable provisions of the MBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


Section 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require in the case of Parent, LFC, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                 ARTICLE VII
                              GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.14.


Section 8.2. Fees and Expenses. Except as provided otherwise in Section 5.13, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that expenses incurred in connection with printing and mailing the Proxy Statement and the S-4, and the costs of preparing and distributing proxy materials to and of holding the meetings of the Company Funds' shareholders will be shared equally by Parent and LFC, on the one hand, and the Company, on the other hand.


Section 8.3. Definitions. For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

    (c) a "subsidiary" of any person means another person 50% of the equity securities of which are owned directly or indirectly by such first person; provided, however, that joint ventures or partnerships engaged in the business of real estate development, management or ownership shall not be deemed to be subsidiaries unless such first person owns directly or indirectly 80% of the equity securities of such joint venture or partnership.

Section 8.4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) if delivered personally, (ii) if sent by overnight courier (providing proof of delivery) or (iii) upon the third business day following mailing by registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


    (a) if to Parent, LFC or Sub, to
Liberty Financial Companies, Inc.
Federal Reserve Plaza
600 Atlantic Avenue, 24th Floor
Boston, MA 02210-6000
Attn: General Counsel
with copies to:
Mayer, Brown & Platt
787 Seventh Avenue
New York, NY 10019-6018
Attn: Joseph W. Bartlett

    (b) if to the Company, to
The Colonial Group, Inc.
One Financial Center
Boston, MA 02111
Attn: General Counsel
with copies to:
Bingham, Dana & Gould
150 Federal Street
Boston, MA 02110
Attn: Michael P. O'Brien


Section 8.5. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement (or, where explicitly stated herein, to the Original Agreement) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".


Section 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.7. Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein, including without limitation the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto and the third party beneficiaries referred to in the following sentence any rights or remedies. The parties hereto expressly intend the provisions of Sections 5.14 and 5.19 and paragraphs (a), (b), (d) and (e) of Section 5.18 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

Section 8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the domestic substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflicts of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

Section 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.


Section 8.12. Release of LAC. The parties hereby agree that LAC shall be released from its obligations under the Original Agreement.



Section 8.13. Miscellaneous. References in this Agreement to the date of the Original Agreement shall be deemed to be references to October 12, 1994.

IN WITNESS WHEREOF, Parent, LFC, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, as if under seal, all on the date first written above.



LIBERTY FINANCIAL COMPANIES, INC.
(to be renamed "LFC HOLDINGS, INC.")
Kenneth R. Leibler
President



C. Allen Merritt
Treasurer
Attest:



John A. Benning
Clerk
NEW LFC, INC.
(to be renamed "LIBERTY FINANCIAL
COMPANIES, INC.")
 Kenneth R. Leibler
President



C. Allen Merritt
Treasurer
Attest:



John A. Benning
Clerk

APPLE MERGER CORPORATION


Kenneth R. Leibler
President



Gerald Rush
Treasurer
Attest:



John A. Benning
Clerk
THE COLONIAL GROUP, INC.



Harold W. Cogger
President



Richard A. Silver
Treasurer
Attest:



Arthur O. Stern
Clerk

                              Index of Exhibits



 Exhibits


Exhibit A   Form of Parent's Amended and Restated Articles of Organization
Exhibit B   Form of Parent's Certificate of Designation
Exhibit C   Form of Stockholders' Agreement
Exhibit D   Examples of Price Reduction Formula Pursuant to Section 2.1(c)(VIII)
Exhibit E   Form of Voting Agreement

FORM CD-74-10M-79-152328                                             EXHIBIT A

                      The Commonwealth of Massachusetts

Examiner

                           MICHAEL JOSEPH CONNOLLY
                              Secretary of State
                   ONE ASHBURTON PLACE, BOSTON, MASS. 02108
                      RESTATED ARTICLES OF ORGANIZATION
                    General Laws, Chapter 156B, Section 74

                                                        FEDERAL IDENTIFICATION
                                                                NO.

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.
We, Kenneth R. Leibler ,                     President                     and
John A. Benning , Clerk                                                     of

                      Liberty Financial Companies, Inc.
                            (Name of Corporation)


located at Federal Reserve Plaza, 600 Atlantic Avenue, Boston, MA 02210
do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on , 19 , by vote of
1,000 shares of Common out of 1,000 shares outstanding,
      shares of      out of       shares outstanding; and
      shares of      out of       shares outstanding,
being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby:


 1. The name by which the corporation shall be known is:
Liberty Financial Companies, Inc.

 2. The purposes for which the corporation is formed are as follows:--
C      To engage in any financial services business, including without
P      limitation, to act as a broker-dealer, investment adviser or transfer
M      agent, and to carry on any business or other activity which may be
RA lawfully carried on by a corporation organized under the Business Corporation Law of The Commonwealth of Massachusetts, whether or not related to those referred to hereinabove.


    P.C.
Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8-1/2 x 11 sheets of paper leaving a left hand margin of at least 1 inch for binding. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

3. The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:


                   WITHOUT PAR VALUE                             WITH PAR VALUE
CLASS OF STOCK     NUMBER OF SHARES        NUMBER OF SHARES        PAR VALUE
Preferred                                     10,000,000             $.01
Common                                       100,000,000             $.01

*4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:
 See Continuation Sheet 4A attached hereto and incorporated herein by reference.

*5. The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:
 None.

*6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:
 See Continuation Sheets 6A-6P attached hereto and incorporated herein by reference.

* If there are no such provisions, state "None".

*We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles. _________
__________________________________________________________________________
__________________________________________________________________________
(*If there are no such amendments, state "None".)

                 Briefly describe amendments in space below:




















IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed
our names this             day of           in the year 19   .
Kenneth R. Leibler                                                 President
John A. Benning                                                        Clerk

THE COMMONWEALTH OF MASSACHUSETTS
                      RESTATED ARTICLES OF ORGANIZATION
                   (General Laws, Chapter 156B, Section 74)

I hereby approve the within restated articles of organization and, the filing
fee in the amount of $    having been paid, said articles are deemed to have
been filed with me this    day of     , 19 .

                           MICHAEL JOSEPH CONNOLLY
                              Secretary of State

                        TO BE FILLED IN BY CORPORATION

          PHOTO COPY OF RESTATED ARTICLES OF ORGANIZATION TO BE SENT

                        TO: Willie J. Washington, Esq.
                        Choate, Hall & Stewart
                        Exchange Place
                        53 State Street
                        Boston, MA 02109
                        Telephone (617) 227-5020
                        Copy Mailed

CONTINUATION SHEET 4A
                   TO THE RESTATED ARTICLES OF ORGANIZATION
                     OF LIBERTY FINANCIAL COMPANIES, INC.

ARTICLE IV

Section 1

Common Stock. The holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the board of directors of the corporation (the "Board of Directors") with respect to any series of Preferred Stock issued pursuant to Section 2 of this ARTICLE IV or as may otherwise be required by law. Except as otherwise provided by Section 1 of ARTICLE VI hereof, each share of the Common Stock shall entitle the holder thereof to one vote.

Subject to any preferential rights of the holders of any series of Preferred Stock then outstanding, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law and ratably in proportion to the number of shares of Common Stock then held by them, such dividends as may from time to time be declared by the directors.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after any preferential amounts to be distributed to the holders of any series of Preferred Stock then outstanding have been paid or declared and set apart for payment and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to share in any remaining assets of the corporation, and after the corporation shall have satisfied or made provision for its debts and other obligations, the holders of the Common Stock shall be entitled to receive the remaining assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock then held by them.

                                  SECTION 2

Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The Board of Directors shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

                                  ARTICLE VI

                                  SECTION 1

The following restrictions apply to the Voting Stock (as such term is defined below) of the corporation:

1.1 Certain Definitions. For purposes of this Section 1 and all other Sections of this ARTICLE VI, the following words have the meanings indicated:

1.1.1. "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediates, controls, or is controlled by or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.2. "Associate" means, with respect to any Person, (i) any other Person (other than the corporation or a Subsidiary of which a majority of each class of equity securities is owned by the corporation) of which such Person is an officer, director, trustee, partner or employee or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; (ii) any trust or other estate in which such Person serves as a trustee or in a similar fiduciary capacity;

(iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person; or (iv) any investment company registered under the Investment Company Act of 1940, as amended, for which such Person or any Affiliate of such Person serves as investment adviser.

1.1.3. A Person shall be deemed to "own" any shares of Voting Stock:

  (i) that such Person beneficially owns directly or indirectly, whether or not of record; or

  (ii) that such Person has the right to acquire pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not conditional; or

  (iii) that are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (ii) above), whether or not of record, by an Affiliate or Associate of such Person; or

  (iv) that are beneficially owned, directly or indirectly, whether or not of record, by any other Person (including any shares which such other Person has the right to acquire pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not conditional) with whom such Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock; provided, however, that (A) directors, officers, and employees of the corporation shall not be deemed to have any such agreement, arrangement, or understanding on the basis of their status, or actions taken in their capacities as directors, officers, or employees of the corporation or any Subsidiaries of the corporation, and (B) a Person shall not be deemed the owner of or to own any shares of Voting Stock solely because (x) such shares of Voting Stock have been tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered shares of Voting Stock are accepted for payment or exchange or (y) such Person or any of such Person's Affiliates or Associates has or shares the power to vote or direct the voting of such shares of Voting Stock pursuant to a revocable proxy given in response to a public proxy or consent solicitation made to more than ten (10) holders of shares of Voting Stock and pursuant to, and in accordance with, applicable rules and regulations under the Exchange Act, except if such power (or arrangements relating thereto) is then reportable under Item 6 of
Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

   The outstanding shares of capital stock of the corporation shall include those shares deemed owned through the application of clauses (ii) and (iii) above, but shall not include any other shares that may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants, options or otherwise, whether or not conditional.

   For all purposes hereof "beneficial" ownership, with respect to any securities, shall include, without limitation, (i) the power to vote, or direct the voting of, such securities or (ii) the power to exercise investment discretion over such securities, including the power to dispose, or to direct the disposition, of such securities. Furthermore, a Person shall be deemed to own "beneficially" any securities that such Person owns beneficially for purposes of Sections 13(d) or 16(a) of the Exchange Act or any rules and regulations promulgated thereunder, as in effect from time to time (or any similar successor provision of law).

  1.1.4. "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

  1.1.5. "Group", with respect to any Person, shall include:

    (i) such Person;

    (ii) any Affiliates and Associates of such Person; and

    (iii) those additional Persons that, together with such Person, jointly file a statement of beneficial ownership pursuant to Section 13(d) of the Exchange Act or any successor provision, irrespective of any disclaimers of beneficial ownership.

1.1.6. "Person" means any individual, corporation, association, partnership, joint venture, trust, organization, business, government or any government agency or political subdivision thereof or any other entity.

  1.1.7. "Voting Stock" means all outstanding shares of capital stock of the corporation entitled to vote in the election of directors; and each reference to a portion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

  1.1.8. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of Section 1.4 of this ARTICLE VI, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

1.2 Limitation on Entitlement to Vote Applicable to Certain
Stockholders. With respect to any matter submitted to a vote of the holders of the Voting Stock at any meeting of such holders or any matter upon which the holders of Voting Stock propose or purport to take action by written consent without a meeting: (i) no Person that owns Voting Stock may vote that amount of such shares that constitutes the Excludable Shares, if any, owned by such Person (provided, however, that if such Person is a member of a Group, such Person shall be subject to clause (ii) below rather than to this clause (i)); (ii) no Person that is a member of a Group of Persons owning Voting Shares may vote that amount of shares owned by such Person that constitutes the Allocable Excludable Shares, if any, owned by such Person; and (iii) that amount of shares having the status of Excludable Shares (adjusted as necessary to give effect to the provisos to the definition set forth below of Allocable Excludable Shares) shall be excluded and deducted from the total number of shares of Voting Stock deemed to be outstanding for purposes of determining the number of shares of Voting Stock necessary to constitute a quorum at any such meeting or to approve a matter submitted for stockholder approval at any such meeting or by means of any such written consent. For purposes of this Section 1:

  (a) the term "Excludable Shares" means, with respect to any Person or Group, that amount of shares of Voting Stock owned by such Person or Group, as the case may be, that would result in such Person or Group, as the case may be, owning more than twenty percent (20%) of the combined voting power of the outstanding shares of Voting Stock (with the determination of the voting power of each Person and Group owning Voting Stock being calculated and recalculated for this purpose as often as is necessary to give effect to the exclusion from voting and the determination of shares deemed to be outstanding for purposes related thereto of Excludable Shares held by other Persons or Groups); and

  (b) the term "Allocable Excludable Shares" means, with respect to each Person that is a member of a Group which owns Excludable Shares, an amount of shares owned by such Person equal to such Person's pro rata share (based upon the number of shares of Voting Stock owned by such Person) within such Group of the total amount of Excludable Shares owned by such Group; provided, however, that shares that are deemed owned by two or more Persons who are members of such Group as a result of attributions in accordance with Section
1.1.3 hereof shall for this purpose be deemed to be owned by such one of such Persons which most directly owns such shares; and provided, further, that, with respect to any Person that is a member of more than one such Group, "Allocable Excludable Shares" means the greatest number of Excludable Shares so allocated with respect to such Person with respect to any single Group.

1.3 Right of Inquiry of the Corporation. The corporation shall have the right to inquire of any Person whom the corporation believes may own Voting Stock or any other Person who purports to exercise voting rights with respect to any Voting Stock, and each such Person shall have the obligation to provide such information to the corporation as the corporation may reasonably request, with respect to any matters pertinent to the operation or implementation of this Section 1, including, without limitation, (i) the number of shares owned by such Person, (ii) whether shares owned of record by such Person are owned by other Persons and the identity of such other Persons and the nature of their ownership interest, (iii) whether any Affiliates or Associates of such Person own any Voting Stock, (iv) whether such Person is a member of a Group of Persons owning Voting Stock, or (v) whether such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding with any other Person with respect to any Voting Stock.

1.4 Persons to Whom This ARTICLE Does Not Apply. The provisions of Section
1.2 of this ARTICLE VI shall not apply to (i) Liberty Mutual Insurance Company, a Massachusetts corporation organized as a mutual insurance company ("Liberty Mutual"), Liberty Mutual Fire Insurance Company, a Massachusetts corporation organized as a mutual insurance company ("Liberty Fire") or any subsidiary of Liberty Mutual or Liberty Fire as to which Liberty Mutual and/or Liberty Fire possess(es) the voting power to elect a majority of the directors of such subsidiary (in the case of a corporation) or control(s) at least a majority of the other beneficial interests entitled to vote generally (in the case of a non-corporate entity), (ii) any savings, profit sharing, stock bonus or employee stock ownership plan or plans established by the corporation or a Subsidiary and qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any successor provision, which holds shares of Voting Stock on behalf of participating employees and their beneficiaries with the right to instruct the trustee how to vote such shares of Voting Stock with respect to all matters submitted to stockholders for voting, or (iii) participating employees and beneficiaries under the plans referred to in the immediately preceding clause (ii) because of their participation in such savings, profit sharing, stock bonus or employee ownership plans. In addition, the provisions of Section 1.2 of this ARTICLE VI shall not be applicable with respect to any Person or Group if the conditions specified in either Section 1.4.1 or 1.4.2 hereof are met:

  1.4.1. Approval in Advance by the Board of Directors. The board of directors of the corporation (the "Board of Directors") (i) has expressly approved in advance either (A) the acquisition of outstanding shares of Voting Stock by such Person or Group that caused such Person or Group to become the owner of Excludable Shares, or (B) the issue or sale by the corporation of shares of Voting Stock to such Person or Group that caused such effect, and (ii) in advance of such acquisition or issue or sale have expressly determined that such provisions shall not be applicable to such Person or Group.

  1.4.2. Approval by Board of Directors. The Board of Directors have determined that such provision shall not apply to such Person or Group.

1.5 Powers of the Board of Directors. The Board of Directors shall have the power to determine, for the purposes of this Section 1, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with or implementation of this Section 1, including, without limitation, (i) the number of shares of Voting Stock owned by any Person or Group or a member of any Group (including, without limitation, in accordance with the first proviso to the definitions of Excludable Shares and Allocable Excludable Shares set forth in Section 1.2 hereof), (ii) whether two or more Persons constitute a Group, (iii) whether a Person is an Affiliate or Associate of another Person or a member of any Group, (iv) whether a Person has an agreement, arrangement or understanding with another Person, (v) the calculation (including the manner of calculation) of the amount of Excludable Shares held by any Person or Group or the Allocable Excludable Shares held by any Person (including, without limitation, in accordance with the first proviso to the definitions of Excludable Shares and Allocable Excludable Shares set forth in Section 1.2 hereof), and (vi) any other facts which the Board of Directors determines to be relevant. Any determinations made by the Board of Directors pursuant to this Section 1 in good faith and on the basis of such information and advice as was then reasonably available for such purpose shall be conclusive and binding upon the corporation and its stockholders.

                                  SECTION 2

2.1 Terms of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, with the initial term of office of the first class of directors to expire at the first annual meeting of stockholders after their election; the initial term of office of the second class of directors to expire at the second annual meeting of stockholders after their election; and the initial term of office of the third class of directors to expire at the third annual meeting of stockholders after their election. The initial classification of the directors into the three classes shall be made by vote of the corporation's initial stockholder. Upon the expiration of the initial terms of office for each class of directors, the directors elected to succeed those directors whose terms expire shall be elected for a term of office which shall continue until the third succeeding annual meeting, and until a successor shall be elected or until the director sooner dies, resigns or is removed. The number of directors shall not be increased or decreased at a time when, or to the extent that, it would result in the directors not being divided as nearly equally as possible into three classes each consisting of approximately one-third of the number of directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any director elected to fill a newly created directorship or any vacancy on the Board of Directors resulting from any death, resignation, removal or other cause shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred are until such director's successor shall have been elected and qualified. The total number of directors need not be an exact multiple of three. A director may succeed himself.

2.2 Removal of Directors. Any director of the corporation may be removed from office only for cause and only by the affirmative vote of not less than sixty-seven percent (67%) of the total number of votes of the then outstanding shares of Voting Stock entitled to vote thereon, voting as a single class. For purposes of this Section 2.2 "cause" shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of a court of competent jurisdiction, (iii) gross dereliction of duty (other than resulting from incapacity due to physical or mental illness), or (iv) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit to the director and a material injury to the corporation.

2.3 Directors Elected by Stockholders Other Than Holders of Common Stock. Notwithstanding anything in these Restated Articles of Organization or the By-laws of the corporation to the contrary, whenever the holders of any one or more classes or series of shares of capital stock of the corporation other than shares of Common Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorship shall be governed by the terms of these Restated Articles of Organization applicable thereto, but such directors so elected shall not be divided into classes pursuant to this Section 2 unless expressly provided by such terms. References in this Section 2 to an annual meeting of stockholders shall be deemed to include a special meeting held in place of an annual meeting.

                                  SECTION 3

3.1 The corporation may carry on any business, operation or activity referred to in ARTICLE II hereof to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or in conjunction or a joint venture or other arrangement with any corporation, association, trust, firm or individual.

3.2 The corporation may carry on any business, operation or activity through a wholly or partly owned subsidiary.

3.3 The corporation may be a partner in any business enterprise which it would have power to conduct by itself.

3.4 Meetings of the stockholders may be held anywhere in the United States.

3.5 Except as otherwise provided by law, no stockholder shall have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the Board of Directors refusing permission to make such examination and setting forth that in the opinion of the Board of Directors such examination would be adverse to the interests of the corporation shall be prima facie evidence that such examination would be adverse to the interests of the corporation. Every such examination shall be subject to such reasonable regulations as the Board of Directors may establish in regard thereto.

3.6 The Board of Directors may specify the manner in which the accounts of the corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the Board of Directors otherwise specifies, the excess of the consideration for any shares of its capital stock with par value issued by it over such par value shall be surplus. The Board of Directors may allocate to capital stock less than all of the consideration for any share of its capital stock without par value issued by it, in which case the balance of such consideration shall be surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

3.7 The purchase or other acquisition or retention by the corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no stockholder shall have any right to demand any distribution from the corporation, except as and to the extent that the stockholders shall have provided at the time of authorizing such reduction.

3.8 (i) A director who has a financial interest in a contract or other transaction may be counted for purposes of establishing the existence of a quorum at a meeting of the Board of Directors (or of a committee of the Board of Directors) at which action with respect to the transaction is taken and may vote to approve the transaction and any related matters.

  (ii) A contract or other transaction in which a director or officer has a financial interest shall not be void or voidable for that reason, if any one of the following is met:

  (A) the material facts as to the director's or officer's interest are disclosed or are known to the Board of Directors or committee of the Board of Directors acting on the transaction, and the Board of Directors or such committee authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested directors (or, if applicable, the sole disinterested director) on the Board of Directors or such committee, as the case may be, even though the disinterested directors be less than a quorum; or

  (B) the material facts as to the director's or officer's interest are disclosed or are known to the holders of the shares of the corporation's capital stock then entitled to vote for directors, and such holders, voting such shares as a single class, by a majority of the votes cast on the question, specifically authorize, approve or ratify the transaction; or

  (C) the transaction was fair to the corporation as of the time it was entered into by the corporation.

A failure to meet any of the requirements in subparagraphs (A), (B) or (C) above shall not create an inference that the transaction is void or voidable for that reason. For purposes of subparagraph (A) above a director shall be disinterested with respect to a transaction unless he shall have a financial interest in such transaction.

  (iii) The directors shall have the power to fix from time to time their own compensation.

3.9 No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 61 or 62 of Chapter 156B of the General Laws of The Commonwealth of Massachusetts, or (iv) for any transaction in which the director derived an improper personal benefit. No amendment to or repeal of any provision of this Section 3.9, directly or by adoption of an inconsistent provision of these Articles of Organization, shall apply to or have any effect on any liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

3.10 The corporation shall indemnify each person who is or was a director, officer, employee or other agent of the corporation, each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, and each person who is or was serving at the request of the corporation in any capacity with respect to any employee benefit plan against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or having served in any capacity with respect to any employee benefit plan, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding may be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by a vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested persons, or
(d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such director, officer, employee, agent or trustee or any such person serving in any capacity with respect to any employee benefit plan of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent, or trustee or any such person serving in any capacity with respect to any employee benefit plan may be entitled or which may lawfully be granted to him. As used herein, the terms "director," "officer," "employee," "agent" and "trustee" include their respective executors, administrators and other legal representatives, and "interested" person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

By action of the Board of Directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the Board of Directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another organization or with respect to any employee benefit plan, in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

3.11 The corporation shall have all powers granted to corporations by the laws of The Commonwealth of Massachusetts, provided that no such power shall include any activity inconsistent with the Massachusetts Business Corporation Law or the general laws of said Commonwealth.

                                  SECTION 4

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of the corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal By-laws made by the Board of Directors as provided for in these Restated Articles of Organization or the By-Laws of the corporation. Subject to the provisions set forth herein, the corporation reserves the right to amend, alter, repeal or rescind any provision contained in these Restated Articles of Organization in the manner now or hereafter prescribed by law.

                                  SECTION 5

Any action required or permitted by these Restated Articles of Organization, the By-laws of the corporation or by law to be taken at any meeting of the stockholders may be taken without a meeting if holders of all (but not less than all) shares of stock entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for the purposes as a vote at a meeting.

                                  SECTION 6

Notwithstanding the provisions of Sections 75 and 78 of Chapter 156B of the General Laws of The Commonwealth of Massachusetts to the contrary, the stockholder vote required to approve any sale, lease or exchange of all or substantially all of the property and assets of the corporation or any consolidation or merger involving the corporation contemplated by said Sections 75 or 78 shall be the affirmative vote of not less than a majority of the total number of votes of the then outstanding shares of Voting Stock entitled to vote thereon, voting together as a single class.

                                  SECTION 7

The Board of Directors, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the corporation or
(b) to effect a consolidation or merger or a sale, lease or exchange of a substantial portion of the property and assets of the corporation or a Subsidiary (as determined by the Board of Directors), shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

  (A) the interests of the corporation's stockholders;

  (B) whether the proposed transaction might violate federal or state laws;

  (C) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the corporation, but also to the market price for the capital stock of the corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the corporation's financial condition and future prospects; and

  (D) the social, legal and economic effects upon employees, clients and other customers, suppliers and others having similar relationships with the corporation, and the communities in which the corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

                                  SECTION 8

The Board of Directors is authorized from time to time to enact by resolution, without additional authorization by the stockholders of the corporation, By-laws of the corporation, in such form and with such additional terms as the Board of Directors may determine, with respect to the matters of corporate proceeding set forth below.

(A) Regulation of the procedure for submitting nominations of persons to be elected directors, which shall be made only at a meeting of stockholders, including requirements that nominations of persons to be elected directors, other than nominations submitted on behalf of the incumbent Board of Directors, be (i) accompanied by a petition in support of such nominations signed by at least that number of holders of shares of capital stock of the corporation entitled to vote generally in elections of directors as is specified in such By-law (but not more than one hundred (100) such holders), holding in the aggregate not less than that percentage of the shares of capital stock of the corporation entitled to vote generally in elections of directors, outstanding as of the date such position is submitted as is specified in such By-law (but not more than one percent (1%) of the combined voting power of the then outstanding Voting Stock entitled to vote generally in the election of directors); and (ii) submitted to the corporate clerk or other designated officer or agent of the corporation that number of days before the meeting of the stockholders at which such election is to be held as is specified in such By-law (but not more than sixty (60) days before such meeting). The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions prescribed by this Section 8 or any By-law adopted pursuant hereto, and if he so determines, he shall so declare to the meeting, and the defective nomination shall be disregarded.

  (B) Regulation of business to be conducted at meetings of stockholders, including requirements that only such business shall be conducted and only such proposals shall be acted upon as are directed by the Board of Directors or as are made by a stockholder who has submitted notice thereof to the corporate clerk or other designated officer or agent of the corporation that number of days before the meeting of stockholders at which such proposal is to be made as is specified in such By-law (but not more than sixty (60) days before such meeting) setting forth such proposal, the reasons therefor, the identity of the stockholder or stockholders making such proposal, the number of shares of capital stock which are beneficially owned by them and any financial interest of such stockholders in such proposal as specified in such By-law. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that proposed business or a proposal was not made in accordance with the provisions prescribed by this Section 8 or any By-law adopted pursuant hereto, and if he so determines, he shall so declare to the meeting, and any such business shall not be transacted or any such proposal shall be disregarded.

  (C) Regulation of the order of business and conduct of stockholder meetings and the authority of the presiding officer and of the attendance at annual or special meetings of the stockholders of the corporation, including the limitation of attendance through a ticket procedure pursuant to which persons who wish to attend such meetings would be required to provide written notice to the corporate clerk or other designated officer or agent of the corporation that number of days prior to the date of such meeting specified in such By-law (but not more than thirty (30) days before such meeting) of their intent to attend in person, and the corporate clerk or other designated officer or agent of the corporation would issue a single admission ticket to each holder of shares of the stock of the corporation entitled to vote at such meeting and to such other persons as the Board of Directors may direct, and admission to such meeting would be limited to holders of such tickets and officers and directors of, counsel to, and the auditors of the corporation and, to the extent authorized by the Board of Directors or the presiding officer at such meeting, employees or other agents of the corporation. Application of any such By-law, if adopted, in any particular case would be permitted to be waived by the presiding officer at such meeting.

In the event that any such By-law is adopted pursuant to this Section 8, in addition to any other affirmative vote required by law, these Restated Articles of Organization or the By-laws of the corporation, such By-law may only be amended or repealed upon the affirmative vote of not less than a majority of the total number of votes of the then outstanding shares of Voting Stock entitled to vote thereon, voting together as a single class, obtained at any regular or special meeting of the stockholders, but only if notice of the proposed amendment or repeal was contained in the notice of such meeting.

SECTION 9

Notwithstanding any other provisions of these Restated Articles of Organization or the By-laws of the corporation (and notwithstanding the fact that a greater or a lesser percentage may be specified by law, these Restated Articles of Organization or the By-laws of the corporation), the affirmative vote of a majority of the total number of votes of the then outstanding shares of Voting Stock entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Section 1, Section 2, Section 3.9, Section 3.10, Section 4, Section 5, Section 6, Section 7, Section 8 and this Section 9 of this ARTICLE VI.

EXHIBIT B
                                   FORM OF
                        CERTIFICATE OF DESIGNATION OF
                     SERIES A CONVERTIBLE PREFERRED STOCK
                     OF LIBERTY FINANCIAL COMPANIES, INC.

                        (Pursuant to Section 26 of the
                       Chapter 156B of the General Laws
                    of the Commonwealth of Massachusetts)

LIBERTY FINANCIAL COMPANIES, INC., a corporation duly organized and existing under Chapter 156B of the General Laws of the Commonwealth of Massachusetts (the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of Article IV, Section 2 of the Amended and Restated Articles of Organization of the Corporation (the "Articles of Organization"), there hereby is created, out of the 10,000,000 shares of Preferred Stock of the Corporation, $.01 per value, authorized in Article IV of the Articles of Organization (the "Preferred Stock"), a series of the Preferred Stock designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock") consisting of 1,040,000 shares, which series shall have the following preferences, voting powers, qualifications and special or relative rights and privileges:

Section 1. Face Amount. The face amount of each share of Series A Convertible Preferred Stock shall be $50.00. The Corporation shall not split (by means of dividend in kind or otherwise), combine or otherwise reclassify or recapitalize the Series A Convertible Preferred Stock.

Section 2. Dividends.

(a) The holders of shares of the Series A Convertible Preferred Stock will be entitled to receive, cumulative cash dividends on the shares of the Series A Convertible Preferred Stock at the rate of $2.875 per annum per share, and no more, payable in equal quarterly installments on March 31, June 30, September 30 and December 31, in each year, commencing on the first such date following the 30th business day following the first issuance of shares of Series A Convertible Preferred Stock. Such dividends shall be cumulative from the date of original issue of each share of the Series A Convertible Preferred Stock to and including the date provision for the payment of liquidation value, or redemption price, as the case may be, plus all then accrued and unpaid dividends, has been made in accordance with the applicable provisions of this certificate of designation, whether or not such dividends are declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Board of Directors of the Corporation shall declare such quarterly dividends in each case from and to the extent the Corporation has funds legally available therefor. Each such dividend shall be paid to the holders of record of the shares of the Series A Convertible Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors.

(b) If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of the Series A Convertible Preferred Stock and shares of any other Preferred Stock ranking on a parity as to dividends with the Series A Convertible Preferred Stock ("Dividend Parity Stock"), all dividends declared upon shares of the Series A Convertible Preferred Stock and shares of any Dividend Parity Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series A Convertible Preferred Stock and such Dividend Parity Stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of the Series A Convertible Preferred Stock and such Dividend Parity Stock bear to each other.

(c) Except as provided in Section 2(b), unless full cumulative dividends on the shares of Series A Convertible Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, (x) no dividends (other than a dividend in shares of the Common Stock (as hereinafter defined) or in shares of any other capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends ("Junior Dividend Stock")) shall be paid or declared and sums set aside for payment therefor or other distribution made upon the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), any Dividend Parity Stock or any Junior Dividend Stock and (y) no shares of the Common Stock, any Dividend Parity Stock or any Junior Dividend Stock shall be redeemed, repurchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for shares of Common Stock or shares of Junior Dividend Stock).

(d) Holders of shares of the Series A Convertible Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the Series A Convertible Preferred Stock that may be in arrears.

(e) The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used herein with reference to shares of Preferred Stock (including, without limitation, the Series A Convertible Preferred Stock) shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly, semi-annual or other applicable dividend period for such Preferred Stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of Preferred Stock.

(f) Dividends payable on the shares of the Series A Convertible Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 365 or 366-day year, as the case may be, and the actual number of days elapsed in the period for which payable.

Section 3. Redemption.

(a) The shares of the Series A Convertible Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, in
whole or from time to time in part, at any time on or after [    ], 1998
[third anniversary of closing]; provided, however, that prior to [     ],
2,000 [fifth anniversary of closing], a condition to any redemption by the Corporation pursuant to this Section 3(a) shall be that the Trading Price (as hereinafter defined) of the Common Stock shall have exceeded $59.20 (adjusted from time to time for any stock split, stock dividend, combination of shares, recapitalization or similar event pertaining to the Common Stock following the initial issuance of shares of Series A Convertible Preferred Stock, including other events which would result in an adjustment to the conversion rate then in effect pursuant to Section 6(f)) for 20 Trading Days out of the 30 consecutive Trading Days immediately preceding the date notice of such Redemption is mailed by the Corporation under Section 3(c).

The redemption price per share for any period shall be the amount set forth below opposite such period, plus, in each case, all dividends accrued and unpaid on the shares of Series A Convertible Preferred Stock to be redeemed up to and including the date fixed for redemption.

      If redeemed during
   the twelve-month period
      beginning       ,
 in the year specified below       Price
1998                               $50.000
1999                               $50.000
2000                               $51.500
2001                               $51.125
2002                               $50.750
2003                               $50.375
2004                               $50.000

"Trading Price," with respect to any Trading Day, shall mean the last reported sales price regular way for such Trading Day, or in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way for such trading day, of the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Trading Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

"Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arms- length transaction.

(b) If less than all of the outstanding shares of the Series A Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe; provided, however, that no fraction of a share shall be redeemed, and if a proration would result in a fraction of a share, the number of shares to be redeemed from each holder shall be rounded off to the nearest full share.

(c) On [tenth anniversary of closing], 2005, the Corporation shall redeem all shares of Series A Convertible Preferred Stock which then remain outstanding at a redemption price of $50.00 per share, plus all dividends accrued and unpaid on such shares of Series A Convertible Preferred Stock; provided, however, that if there are insufficient legally available funds for redemption in full under this subparagraph (c), the Corporation shall redeem such lesser number of shares of Series A Convertible Preferred Stock as may lawfully be redeemed from funds legally available therefor, and shall redeem all or part of the remainder of the shares of Series A Convertible Preferred Stock as shall thereafter remain outstanding as soon as the Corporation has sufficient funds which are legally available therefor until all such shares of Series A Convertible Preferred Stock have been redeemed.

(d) At least 30 days but not more than 60 days prior to the date fixed for each redemption of shares of the Series A Convertible Preferred Stock pursuant to this Section 3, a written notice shall be mailed to each holder of record of Series A Convertible Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), and calling upon such holder to surrender to the Corporation on or after the Redemption Date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. Such notice also shall specify (i) the date on which the conversion rights of the holder shall terminate in accordance with Section 6 and (ii) the current conversion rate for shares of Series A Convertible Preferred Stock.

On or after the Redemption Date each holder of shares of the Series A Convertible Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding any other provision of this certificate of designation, from and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all dividends on the shares of the Series A Convertible Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the applicable redemption price of such shares (including all accrued and unpaid dividends up to and including the Redemption Date) upon the surrender of certificates representing the same shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

At its election, the Corporation prior to the Redemption Date may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of shares of the Series A Convertible Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, the City of Boston, Commonwealth of Massachusetts, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares (the "Paying Agent"), in which case the aforesaid notice to holders of shares of the Series A Convertible Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such Paying Agent as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such price on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against the payment of the redemption price (including all accrued and unpaid dividends up to and including the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time.

If the certificates for any shares of Series A Convertible Preferred Stock so called for redemption shall not have been duly surrendered for redemption within six months from and after the Redemption Date, the fund, if any, deposited by the Corporation with the Paying Agent may again be used by the Corporation for its corporate purposes and may be withdrawn by the Corporation, and all holders of certificates for the shares so called for redemption but unsurrendered during such six months shall thereafter have only the rights of general creditors against the Corporation for the amount sufficient to redeem the shares evidenced by such certificates, without interest thereon.

(e) Shares of the Series A Convertible Preferred Stock (x) authorized under this certificate of designation and subject to issuance under Section 2.1(c) of the Agreement and Plan of Merger dated as of October 12, 1994 among the Corporation, Apple Merger Corporation and The Colonial Group, Inc., as from time to time amended, which are not issued thereunder or (y) which are redeemed pursuant to the provisions of this Section 3, surrendered to the Corporation upon conversion or (if so determined by the Board of Directors in connection therewith) otherwise repurchased or reacquired by the Corporation, shall thereupon be retired and may not be reissued as shares of the Series A Convertible Preferred Stock, but thereafter shall have the status of authorized but unissued shares of the Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of the Preferred Stock.

(f) The Corporation may at any time and from time to time repurchase or otherwise reacquire shares of Series A Convertible Preferred Stock at such price or prices as the Board of Directors of the Corporation may determine.

Section 4. Voting Rights. Each share of Series A Convertible Preferred Stock shall be entitled to such number of votes as shall equal the number of shares of Common Stock into which such share is then convertible. Except as otherwise provided in Section 7, or by the Articles of Organization of the Corporation, as amended from time to time, or by law, the shares of Series A Convertible Preferred Stock, the shares of Common Stock and any other shares of Preferred Stock at the time entitled to vote generally shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Section 5. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of the Corporation, the amount of Fifty Dollars ($50.00) for each share of the Series A Convertible Preferred Stock held, plus an amount equal to all dividends accrued and unpaid on each such share up to and including the date fixed for distribution, before any distribution shall be made to the holders of shares of the Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series A Convertible Preferred Stock ("Junior Liquidation Stock"), or before the Corporation shall redeem, repurchase or otherwise acquire for value any shares of Common Stock or Junior Liquidation Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the Series A Convertible Preferred Stock and all other classes and series of Preferred Stock ranking (as to any such distribution) on a parity with the Series A Convertible Preferred Stock ("Parity Liquidation Stock") are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the Series A Convertible Preferred Stock and such Parity Liquidation Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

(b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation or entity, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation which shall succeed to all or substantially all of the assets of the Corporation or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation or entity; provided, however, that in each case, effective provision is made in the articles of organization of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series A Convertible Preferred Stock in accordance with Section 6(k).

(c) After the payment of the full preferential amounts provided for herein to the holders of shares of the Series A Convertible Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

Section 6. Conversion.

(a) Holders of shares of the Series A Convertible Preferred Stock shall have the right, exercisable at any time and from time to time (subject, in the case of shares of the Series A Convertible Preferred Stock called for redemption to the limitation set forth below), to convert all or any such shares of the Series A Convertible Preferred Stock into shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at a rate of 1.0559 shares of Common Stock for each share of the Series A Convertible Preferred Stock so converted, subject to adjustment as described in Section 6(f) below. In the case of shares of the Series A Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the fifth business day preceding the Redemption Date; provided, however, that if the Corporation defaults in its obligations under
Section 3 after calling shares of Series A Convertible Preferred Stock for redemption, the right to convert such shares at any time or from time to time hereunder shall be restored. Upon conversion, no adjustment or payment will be made for dividends or interest, but if any holder surrenders a share of the Series A Convertible Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share on such record date.

(b) Mechanics of Conversion. In order to exercise his conversion right granted in this Section 6, the holder of any shares of Series A Convertible Preferred Stock to be converted shall surrender his certificate or certificates therefor to the designated office of the transfer agent or register for shares of Series A Convertible Preferred Stock, if such be appointed, and otherwise at the principal office of the Corporation, and shall give written notice to the Corporation at said office that the holder elects to convert the shares of Series A Convertible Preferred Stock represented by such certificate or certificates, or any number thereof. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. If required by the Corporation, the certificate or certificates so surrendered for conversion shall be endorsed or accompanied by written instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder thereof or by his attorney-in-fact thereunto duly authorized in writing. The date of receipt by such transfer agent or registrar (or the Corporation) of the certificate or certificates so surrendered for conversion and such notice shall be the conversion date, and the conversion rate in effect on the conversion date shall be the applicable conversion rate. As soon as practicable after the conversion date, the Corporation shall cause to be issued and delivered to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions of this Section 6 and cash as provided in
Section 6(c) in respect of any fraction of a share of Common Stock which would otherwise be issuable under this Section 6.

(c) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares or the Series A Convertible Preferred Stock. If more than one share of the Series A Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of the Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Trading Price for the Common Stock on the last Trading Day preceding the date of conversion.

(d) If a holder converts a share or shares of the Series A Convertible Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation payment therefor) if the shares are to be issued in a name other than the name of such holder.

(e) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of the then outstanding shares of the Series A Convertible Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of the Series A Convertible Preferred Stock shall be validly issued, fully paid and nonassessable. In order that the Corporation may issue shares Common Stock upon conversion of shares of the Series A Convertible Preferred Stock, the Corporation will endeavor to comply with all applicable federal and state securities laws and will endeavor to list such shares of Common Stock to be issued upon conversion on each securities exchange on which Common Stock is listed.

(f) The conversion rate in effect at any time shall be subject to adjustment from time to time as follows:

      (i) In case the Corporation shall (1) pay a dividend in shares of Common Stock to holders generally of Common Stock, (2) make a distribution in shares of Common Stock to holders generally of Common Stock, (3) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or (4) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of the Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock equal to the number of shares of Common Stock which he would have owned immediately following such action had such shares of the Series A Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this

Section 6(f)(i) shall become effective as of the opening of business on the business day next following the record date in the case of a dividend or distribution (subject to readjustment to the extent that such dividend or distribution is not paid or made in whole or in part) and shall become effective immediately after the effective date in the case of a subdivision or combination.
  (ii) In case the Corporation shall issue rights or warrants to substantially all holders of the Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share (or per share equivalent, in the case of such convertible securities) less than the Current Market Price (as defined below) per share of the Common Stock as of the record date for determining holders of Common Stock entitled to receive such rights, the number of shares of Common Stock into which each share of the Series A Convertible Preferred Stock shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of the Common Stock into which such share of the Series A Convertible Preferred Stock was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of the Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of the Common Stock outstanding on such record date, plus the number of shares of Common Stock which the aggregate offering price of the offered shares of Common Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such current Trading Price. Such adjustment shall become effective immediately as of the opening of business on the business day next following such record date, subject to readjustment to the extent that such rights or warrants are not issued in whole or in part, and to readjustment upon expiration of such rights or warrants or conversion privileges to the extent the same shall not have been exercised in full.
  Notwithstanding the foregoing, no adjustment shall be made under this subparagraph (ii) for the issuance of options, grants, rights or warrants pursuant to any employee benefit plan or employee arrangement at any time approved by the Board of Directors of the Corporation.
  (iii) In case the Corporation shall distribute to substantially all holders of the Common Stock shares of any class of capital stock other than Common Stock, evidences of indebtedness or other assets (other than cash dividends), or shall distribute to substantially all holders of the Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 6(f)(ii)), then in each such case the number of shares of Common Stock into which such share of the Series A Convertible Preferred Stock shall be convertible shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of the Common Stock into which such share of the Series A Convertible Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock as of the record date for such distribution, and of which the denominator shall be such Current Market Price less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the property so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Such adjustment shall become effective as of the opening of business on the next business day following the record date for the determination of the holders of the Common Stock entitled to receive such distribution, subject to readjustment to the extent such distribution is not made in whole or in part, and (in the case of such rights or warrants) to readjustment upon expiration of such rights or warrants to the extent the same shall have not been exercised in full.
  Notwithstanding the foregoing, in the event that the Company shall distribute rights or warrants (other than those referred to in Section 6(f)(ii)) ("Rights") pro rata to holders of the Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this Section 6(f)(iii), make proper provision so that each holder of a share of Series A Convertible Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of such Rights shall be entitled to receive upon such conversion, in addition to the shares of the Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of such Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of the Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to those Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which a share of the Series A Convertible Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to those Rights.
  (iv) The "Current Market Price" per share of the Common Stock as of any date shall mean the average of the daily Trading Prices of the Common Stock for thirty consecutive trading days ending on such date (or, if such date is not a Trading Date, the Trading Day next preceding such date).

(g) No adjustment in the conversion rate shall be required until cumulative adjustments result in a concomitant change of 1% or more of the conversion price as existed prior to the last adjustment of the conversion rate; provided, however, that any adjustments which by reason of this Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest one-hundredth of a share.

(h) In the event that, as a result of an adjustment made pursuant to Section 6(f), the holder of any share or the Series A Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Series A Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.

(i) The Corporation at its sole discretion may make such increases in the conversion rate, in addition to those required by subparagraphs (i), (ii) and
(iii) of Section 6(f), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients thereof.

(j) Whenever the conversion rate is adjusted as herein provided, the Corporation shall promptly (x) file with any transfer agent for the Series A Convertible Preferred Stock a certificate setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be presumptive evidence of the correctness of such adjustment, and (B) mail or cause to be mailed a notice of such adjustment setting forth in reasonable detail the method of calculation of and the facts requiring such adjustment to the holders of shares of Series A Convertible Preferred Stock at their last addresses as they shall appear upon the books of the Corporation.

(k) If any of the following shall occur, namely (i) any reclassification or change of outstanding shares of the Common Stock issuable upon conversion of shares of the Series A Convertible Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party, other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Common Stock, or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its articles of organizations or other charter document that each share of the Series A Convertible Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Class A Common Stock deliverable upon conversion of such share of the Series A Convertible Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such articles of organization or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 6. The foregoing, however, shall not in any way affect the right a holder of a share of the Series A Convertible Preferred Stock may otherwise have, pursuant to Section 6(f)(iii), to receive Rights upon conversion of a share of the Series A Convertible Preferred Stock. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of the Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the articles of organization or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Series A Convertible Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 6(k) shall similarly apply to successive consolidations, mergers, sales or conveyances.

Section 7. Limitations. In addition to any other rights provided by applicable law, so long as any shares of the Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Series A Convertible Preferred Stock, voting separately, create, authorize or issue any class or series of capital stock ranking either as to payment of dividends or distribution of assets upon liquidation prior to or on a parity with the Series A Convertible Preferred Stock; provided, however, that no such vote or written consent of the holders of the shares of the Series A Convertible Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the Series A Convertible Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the Series A Convertible Preferred Stock in accordance herewith.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President and its Treasurer, and attested by
its Clerk, this    day of      , 1995.

LIBERTY FINANCIAL COMPANIES, INC.

By
  Name:
  President

By
  Name:
  Treasurer
Attest:

By
  Name:
  Clerk

EXHIBIT C

                                   FORM OF
                            STOCKHOLDERS AGREEMENT

                           dated as of      , 1995
                   among Liberty Financial Companies, Inc.,
                 a Massachusetts Corporation (the "Company"),
             Liberty Mutual Insurance Company ("Liberty Mutual"),
             and those stockholders of the Company listed on the
                    signature pages hereof (the "Holders")

                                   PREAMBLE


This Agreement is being executed and delivered as of the date first written above among the Company, Liberty Mutual and each of the Holders pursuant to
Section 2.1(c)(VII) of the Agreement and Plan of Merger dated as of October 12, 1994 (the "Merger Agreement"), as amended and restated on February 8, 1995 among the Company, (under its former name "New LFC, Inc."), LFC Holdings, Inc. (under its former name "Liberty Financial Companies, Inc."), Apple Merger Corporation and The Colonial Group, Inc. Each Holder has received or will receive pursuant to Section 2.1(c) of the Merger Agreement that number of shares ("Preferred Shares") specified opposite the Holder's name on Schedule A attached hereto of the Company's Series A Convertible Preferred Stock, $.01 par value, having a stated amount of $50.00 per share and entitled to annual preferential dividends thereon at a rate of 5.75%. The Preferred Shares are convertible from time to time into shares (the "Conversion Shares") of the Company's Common Stock, $.01 par value. The parties are entering into this Agreement in order to set forth certain agreements among the Company and the Holders pertaining to the Preferred Shares.


NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. Certain Definitions. Terms defined in the Merger Agreement and not otherwise defined herein are used herein with the meanings so defined.


2. Restrictions on Transfer of Preferred Shares.
  2.1. Lock Up With Respect to Preferred Shares. No Holder may voluntarily or involuntarily Transfer any Preferred Shares without the written consent of the Company until the fifth anniversary of the Closing Date ("the Fifth Anniversary"), except, subject to Section 2.2, to one or more of the following persons or entities (each, a "Permitted Transferee"):
    (i) if the Holder is an individual, to a trust or similar arrangement for the benefit, primarily, of Holder or the Holder's Immediate Family;
    (ii) to another person or entity by operation of law or legal process, including, without limitation, a decree of divorce, order in a proceeding under Title 11 of the United States Code (or any successor statute), the laws of descent and distribution or other transfers by reason of the Holder's death or legal incompetency;
    (iii) if the Holder is a corporation, to a successor corporation in the event of a reorganization of such corporate Holder;
    (iv) to a corporation or trust qualified under section 501(c)(3) of the Internal Revenue Code; or
    (v) to a bona fide pledgee.


"Transfer" shall mean any voluntary or involuntary sale, transfer, disposition, pledge or assignment, by gift or otherwise; provided, however, that the term shall not include ordinary proxies or powers of attorney with respect to voting of shares. "Immediate Family" shall mean, with respect to an individual, such individual's spouse, issue, adopted issue and parents.

The provisions of this Section 2 shall not restrict in any manner the Transfer of Conversion Shares.

  2.2. Joinder of Permitted Transferees. It shall be a precondition to each Transfer of Preferred Shares to a Permitted Transferee pursuant to Section
2.1 that the Permitted Transferee shall have duly executed and delivered to the Company a joinder agreement or similar agreement or instrument in a form reasonably satisfactory to the Company by which such Permitted Transferee shall become a party to this Agreement as a Holder hereunder and the Preferred Shares so Transferred shall be made subject to the restrictions of this Section 2. Notwithstanding the immediately preceding sentence, a Permitted Transferee referenced in clause (ii) of Section 2.1 shall have the option of not becoming a party to this Agreement, exercisable by written notice to the Company in connection with the registration of Transfer of the applicable Preferred Shares to such Permitted Transferee, in which case such Permitted Transferee and such Preferred Shares (and any Conversion Shares issuable upon conversion thereof) shall cease to be subject to the restrictions, or entitled to the benefits, of this Agreement.

  2.3. Certificate for Preferred Shares; Legend. The Preferred Shares held by each Holder shall be represented by a single certificate registered in the name of such Holder and bearing the following legend:

  The shares represented by this certificate are subject to certain restrictions contained in a Stockholders Agreement among the Corporation, Liberty Mutual, the original holder of these securities and certain other parties. The Corporation will make a copy of said Agreement available to the holder hereof upon request and without charge.

  2.4. Completion of Schedule A by the Company. In order to become party to this Agreement, each Holder has elected both to receive Preferred Shares and to become party hereto by so completing such Holder's Election Form in accordance with Section 2.1(c) of the Merger Agreement. The precise number of Preferred Shares to be issued to the Holder has been determined in accordance with said Section 2.1(c). Each Holder hereby authorizes the Company to complete Schedule A hereto with respect to the number of Preferred Shares and the corresponding certificate number so issued to such Holder.

3. Put Option of Holders of Preferred Shares. At any time during the first 60 days next succeeding the Fifth Anniversary, any Holder may elect to sell to Liberty Mutual, and Liberty Mutual shall be obligated to purchase, all, but not less than all, of the Preferred Shares then owned by such Holder (the "Put Shares") at a price (the "Put Price") of $50.00 per Put Share (adjusted for any stock splits, dividends or similar recapitalization events affecting the Put Shares), plus accrued but unpaid dividends through the date of purchase in respect of the Put Shares. Such election shall be exercised by delivery of written notice thereof to Liberty Mutual (with a copy to the Company), accompanied by the certificate representing such Put Shares duly endorsed for transfer, with signatures guaranteed by a national bank or member of the New York Stock Exchange, and all transfer and/or stamp taxes (if any) paid. Liberty Mutual may designate the Company or another person or entity as purchaser of the Put Shares; provided, however, that no such designation shall relieve Liberty Mutual of its obligations under this
Section 3. Liberty Mutual (or such designee) shall pay to each Holder duly exercising the put option created by this Section 3 in cash the Put Price (without interest) on the 75th day next succeeding the Fifth Anniversary (or, if such day is not a business day, the next succeeding business day).

4. No Transfers in Violation of this Agreement. Any purported Transfer of Preferred Shares in violation of this Agreement shall be null and void; and the Company shall not registered such Transfer on its books.

5. Miscellaneous.

  5.1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflicts of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

  5.2. Successors and Assigns. Except as set forth in Section 2.1 pertaining to Transfers of Preferred Shares to Permitted Transferees, this Agreement may not be assigned by any party, whether voluntarily, involuntarily, or by operation of law, without the prior written consent of the other parties hereto. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

  5.3 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, confirmation of telex or facsimile transmission, upon the fifth day following mailing by registered mail, postage prepaid, or upon the next business day following deposit with a nationally recognized overnight air courier providing reliable proof of delivery to its customers, addressed:
      (a) if to a Holder, at such Holder's address set forth on the records of the Company, or at such other address as such Holder shall have furnished to the Company in writing in accordance with this Section 5.3; or
      (b) if to the Company, at the following address:
Liberty Financial Company, Inc.
Federal Reserve Plaza
600 Atlantic Avenue, 24th Floor
Boston, MA 02210
Attention: Treasurer
or at such other address as the Company shall have furnished to the Holders in accordance with this Section 5.3; or
  (c) if to Liberty Mutual, at the following address:
Liberty Mutual Insurance Company
222 Berkeley Street Boston, MA 02116
Attention: Treasurer
or at such other address as Liberty Mutual shall have furnished to the Holders in accordance with this Section 6.3.

  5.4. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable, and the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

  5.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  5.6. Amendments; Waivers. This Agreement may be amended, and any provisions hereof may be waived, as to any Holder or Holders, only by the written consent of the Company; Liberty Mutual and such Holder or Holders.

IN WITNESS WHEREOF, the parties thereto, intending to be legally bound hereby, have executed and delivered this Agreement as of the date first written above.

LIBERTY FINANCIAL COMPANIES, INC.
By
  Name:
  Title:

LIBERTY MUTUAL INSURANCE COMPANY


By
  Name:
  Title:

HOLDERS:

Name:

Name:

Name:

Schedule A

                   Schedule of Holders and Preferred Shares

      Holder              No. of Preferred Shares                Certificate No.
- ----------------       ---------------------------              ----------------




















































                                    A-1(S)

EXHIBIT D

     Examples Of Price Reduction Formula Pursuant To Section 2.1(c)(VIII)

Assume Starting Specified Assets Under Management of $14.0B

                                                                               Adjusted Merger Consideration(1)
Adjustment Date
   Specified                                                                  Common       Preferred
     Assets                    Consideration                                  Stock          Stock
     Under        Adjustment     Adjustment     Adjustment Consideration     Exchange      Exchange
   Management     Percentage    Numerator(2)      Ratio       Reduction       Ratio          Ratio         Cash
>$11.9B                          None                                             1:1       0.770:1       $40.00
 $11.9B               85%             7.5%       7.5/92.5%        8.1%        0.919:1       0.708:1       $36.76
 $11.2B               80%            12.5%      12.5/92.5%       13.5%        0.865:1       0.666:1       $34.60
 $10.5B               75%            17.5%      17.5/92.5%       18.9%        0.811:1       0.624:1       $32.44
*<$10.5B                                                                      0.811:1       0.624:1       $32.44

(1)100%--Consideration Reduction Percentage
(2)Lesser of 92.5%-Adjustment Percentage or 17.5%


* If Specified Assets Under Management as of the Close of Business on the Adjustment Date are less than 75% of Specified Assets Under Management as of the Close of Business on the date of the Original Agreement ($10.5B in these examples), then Parent may terminate the Agreement pursuant to Section 7.1(c).

EXHIBIT E

                                              FORM OF VOTING AGREEMENT

                                                              October 12, 1994

LIBERTY FINANCIAL COMPANIES, INC.
Federal Reserve Plaza
600 Atlantic Avenue, 24th Floor
Boston, MA 02210

Ladies and Gentlemen:

Each of the undersigned (a "Stockholder") beneficially owns and has sole voting power with respect to the number of shares of either or both of Series A and Series B common stock, par value $0.10 per share (the "Shares"), of The Colonial Group, Inc. ("Colonial"), indicated opposite such Stockholder's name on Schedule A hereto.

Substantially contemporaneously with the execution of this letter agreement, each of Liberty Financial Companies, Inc. ("LFC"), Apple Merger Corporation ("Sub") and Colonial are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing, among other things, for the merger of Colonial with and into Sub (the "Merger"). Each of the Merger Agreement and the Merger have been approved and authorized for submission to the stockholders of Colonial, with a the recommendation that the stockholders approve the same, by the Board of Directors of Colonial, acting unanimously. Each Stockholder acknowledges that LFC has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In consideration of LFC's entering into the Merger Agreement and the expenses incurred and to be incurred by LFC in connection therewith, and for $1.00 and other valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, each Stockholder hereby agrees with LFC as follows:

1. Each Stockholder shall vote or cause to be voted for the approval of the Merger Agreement and the Merger, and shall vote or cause to be voted against the approval of any other agreement or transaction providing for a merger, consolidation, sale of assets or other business combination of Colonial or any of its subsidiaries with any person or entity other than you and your subsidiaries, all of the Shares owned by such Stockholder, whether such Shares are held by such Stockholder on the date of this letter agreement (as reflected on Schedule A hereto) or are subsequently acquired (whether pursuant to the exercise of stock options or otherwise).

2. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including without limitation, by the creation of a Lien (as defined in paragraph 3 below)) or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned by such Stockholder, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired (whether pursuant to the exercise of stock options or otherwise), except (a) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) for transfers to any other Stockholders, (c) for Transfers under the Company Stock Purchase Agreement (as such term is defined in the Merger Agreement) and (d) as LFC may otherwise agree in writing.

3. Each Stockholder severally represents that he has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each Stockholder further severally represents that, as of the date hereof, such Stockholder owns the number of Shares indicated opposite such Stockholder's name on Schedule A hereto, free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever (except for Liens arising under such Company Stock Purchase Agreement) ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

4. The agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with Article VII thereof.

5. LFC hereby acknowledges that, in the case of a Stockholder who also is a director of Colonial, a vote or similar action by such Stockholder/director in favor of an Acquisition Proposal (as such term is defined in the Merger Agreement) in accordance with Section 5.9 of the Merger Agreement shall in no event be deemed to be a breach or violation of this Agreement by such Stockholder/director.

6. Each Stockholder has signed this letter agreement intending to be bound severally hereby and not to be bound as joint obligors with any other Stockholder.

7. This letter agreement is to be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

8. This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall constitute a single agreement. This letter agreement may be amended, or a provision hereof waived, as to any Stockholder, only by means of a subsequent writing between LFC and such Stockholder.

Please confirm our agreement with you by signing a copy of this letter.

                                           ____________________________
                                           John A. McNeice, Jr.

                                           ____________________________
                                           C. Herbert Emilson

                                           ____________________________
                                           Harold W. Cogger

                                           ____________________________
                                           Davey S. Scoon

                                           ____________________________
                                           Arthur O. Stern

AGREED TO AND ACCEPTED
THIS 12TH DAY OF OCTOBER, 1994

LIBERTY FINANCIAL COMPANIES, INC.


BY: _______________________________
    Name:
    Title:

                                     E-2